Exhibit 99.2
DISTRIBUTOR SETTLEMENT AGREEMENT

Table of Contents                                        Page

I. Definitions............................................................................................................................ 1
II. Participation by States and Condition to Preliminary Agreement..................................... 13
III. Injunctive Relief............................................................................................................… 13
IV. Settlement Payments......................................................................................................... 13
V. Allocation and Use of Settlement Payments...................................................................… 28

DISTRIBUTOR SETTLEMENT AGREEMENT

This Settlement Agreement, dated as of July 21, 2021 (the “Agreement”), sets forth the terms of settlement between and among the Settling States, the Settling Distributors, and the Participating Subdivisions (as those terms are defined below). Upon satisfaction of the conditions set forth in Section II and Section VIII, this Agreement will be binding on all Settling States, Settling Distributors, and Participating Subdivisions. This Agreement will then be filed as part of Consent Judgments in the respective courts of each of the Settling States, pursuant to the terms set forth in Section VIII.

I.Definitions

For all sections of this Agreement except Exhibit E and Exhibit P, the following definitions apply:

A.“Abatement Accounts Fund.” The component of the Settlement Fund described in Section V.E.
B.“Additional Restitution Amount.” The amount available to Settling States listed on Exhibit N totaling $282,692,307.70.
C.“Agreement.” This agreement, as set forth above. For the avoidance of doubt, this Agreement is inclusive of all exhibits.
D.“Alleged Harms.” The alleged past, present, and future financial, societal, and public nuisance harms and related expenditures arising out of the alleged misuse and abuse of Products, non-exclusive examples of which are described in the documents listed on Exhibit A, that have allegedly arisen as a result of the physical and bodily injuries sustained by individuals suffering from opioid-related addiction, abuse, death, and other related diseases and disorders, and that have allegedly been caused by the Settling Distributors.
E.“Allocation Statute.” A state law that governs allocation, distribution, and/or use of some or all of the Settlement Fund amounts allocated to that State and/or its Subdivisions. In addition to modifying the allocation set forth in Section V.D.2, an Allocation Statute may, without limitation, contain a Statutory Trust, further restrict expenditures of funds, form an advisory committee, establish oversight and reporting requirements, or address other default provisions and other matters related to the funds. An Allocation Statute is not required to address all three (3) types of funds comprising the Settlement Fund or all default provisions.
F.“Annual Payment.” The total amount payable to the Settlement Fund Administrator by the Settling Distributors on the Payment Date each year, as calculated by the Settlement Fund Administrator pursuant to Section IV.B.1.e. For the avoidance of doubt, this term does not include the Additional Restitution Amount or amounts paid pursuant to Section X.
G.“Appropriate Official.” As defined in Section XIV.F.3.
H.“Bankruptcy Code.” Title 11 of the United States Code, 11 U.S.C. § 101, et seq.

I.“Bar.” Either: (1) a law barring Subdivisions in a State from maintaining Released Claims against Released Entities (either through a direct bar or through a grant of authority to release claims and the exercise of such authority in full) or (2) a ruling by the highest court of the State (or, in a State with a single intermediate court of appeals, the intermediate court of appeals when not subject to further review by the highest court of the State) setting forth the general principle that Subdivisions in the State may not maintain any Released Claims against Released Entities, whether on the ground of this Agreement (or the release in it) or otherwise. For the avoidance of doubt, a law or ruling that is conditioned or predicated upon payment by a Released Entity (apart from the Annual Payments by Settling Distributors under this Agreement) shall not constitute a Bar.
J.“Case-Specific Resolution.” Either: (1) a law barring the Subdivision at issue from maintaining any Released Claims against any Released Entities (either through a direct bar or through a grant of authority to release claims and the exercise of such authority in full); or (2) a ruling by a court of competent jurisdiction over the Subdivision at issue that the Subdivision may not maintain any Released Claims at issue against any Released Entities, whether on the ground of this Agreement (or the release in it) or otherwise. For the avoidance of doubt, a law or ruling that is conditioned or predicated upon payment by a Released Entity (apart from the Annual Payments by Settling Distributors under this Agreement) shall not constitute a Case-Specific Resolution.
K.“Claim.” Any past, present or future cause of action, claim for relief, cross-claim or counterclaim, theory of liability, demand, derivative claim, request, assessment, charge, covenant, damage, debt, lien, loss, penalty, judgment, right, obligation, dispute, suit, contract, controversy, agreement, parens patriae claim, promise, performance, warranty, omission, or grievance of any nature whatsoever, whether legal, equitable, statutory, regulatory or administrative, whether arising under federal, state or local common law, statute, regulation, guidance, ordinance or principles of equity, whether filed or unfiled, whether asserted or unasserted, whether known or unknown, whether accrued or unaccrued, whether foreseen, unforeseen or unforeseeable, whether discovered or undiscovered, whether suspected or unsuspected, whether fixed or contingent, and whether existing or hereafter arising, in all such cases, including, but not limited to, any request for declaratory, injunctive, or equitable relief, compensatory, punitive, or statutory damages, absolute liability, strict liability, restitution, abatement, subrogation, contribution, indemnity, apportionment, disgorgement, reimbursement, attorney fees, expert fees, consultant fees, fines, penalties, expenses, costs or any other legal, equitable, civil, administrative, or regulatory remedy whatsoever.
L.“Claim-Over.” A Claim asserted by a Non-Released Entity against a Released Entity on the basis of contribution, indemnity, or other claim-over on any theory relating to a Non-Party Covered Conduct Claim asserted by a Releasor.
M.“Compensatory Restitution Amount.” The aggregate amount paid or incurred by the Settling Distributors hereunder other than amounts paid as attorneys’ fees and costs or identified pursuant to Section V.B.2 as being used to pay attorneys’ fees, investigation costs or litigation costs.
N.“Consent Judgment.” A state-specific consent judgment in a form to be agreed by the Settling States and the Settling Distributors prior to the Initial Participation Date that, among other things, (1) approves this Agreement and (2) provides for the release set forth in Section XI.A, including the dismissal with prejudice of any Released Claims that the Settling State has brought against Released Entities.
O.“Covered Conduct.” Any actual or alleged act, failure to act, negligence, statement, error, omission, breach of any duty, conduct, event, transaction, agreement, misstatement, misleading statement or other activity of any kind whatsoever from the beginning of time through the Reference Date (and any past, present, or future consequence of any such act, failure to act, negligence, statement, error, omission, breach of duty, conduct, event, transaction, agreement, misstatement, misleading statement or other activity) relating in any way to (1) the discovery, development, manufacture, packaging, repackaging, marketing, promotion, advertising, labeling, recall, withdrawal, distribution, delivery, monitoring, reporting, supply, sale, prescribing, dispensing, physical security, warehousing, use or abuse of, or operating procedures relating to, any Product, or any system, plan, policy or advocacy relating to any Product or class of Products, including, but not limited to, any unbranded promotion, marketing, programs, or campaigns relating to any Product or class of Products; (2) the characteristics, properties, risks, or benefits of any Product; (3) the reporting, disclosure, non-reporting or non-disclosure to federal, state or other regulators of orders placed with any Released Entity; or (4) diversion control programs or suspicious order monitoring; provided, however, that as to any Claim that a Releasor has brought or could bring, Covered Conduct does not include non-compliance with statutory or administrative supply security standards concerning cleanliness of facilities or stopping counterfeit products, so long as such standards apply to the storage and distribution of both controlled and non-controlled pharmaceuticals.
P.“Designated State.” New York.
Q.“Effective Date.” The date sixty (60) calendar days after the Reference Date.
R.“Enforcement Committee.” A committee consisting of representatives of the Settling States and of the Participating Subdivisions. Exhibit B contains the organizational bylaws of the Enforcement Committee. Notice pursuant to Section XIV.Q shall be provided when there are changes in membership or contact information.
S.“Final Order.” An order or judgment of a court of competent jurisdiction with respect to the applicable subject matter (1) which has not been reversed or superseded by a modified or amended order, is not currently stayed, and as to which any right to appeal or seek certiorari, review, reargument, stay, or rehearing has expired, and as to which no appeal or petition for certiorari, review, reargument, stay, or rehearing is pending, or (2) as to which an appeal has been taken or petition for certiorari, review, reargument, stay, or rehearing has been filed and (a) such appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay, or rehearing was sought, or (b) the time to appeal further or seek certiorari, review, reargument, stay, or rehearing has expired and no such further appeal or petition for certiorari, review, reargument, stay, or rehearing is pending.
T.“Global Settlement Abatement Amount.” The abatement amount of $19,045,384,616.
U.“Global Settlement Amount.” The Global Settlement Amount is $21 billion, which shall be divided into the Global Settlement Abatement Amount, the Additional Restitution Amount, and the Global Settlement Attorney Fee Amount.
V.“Global Settlement Attorney Fee Amount.” The attorney fee amount of $1,671,923,077.
W.“Incentive Payment A.” The incentive payment described in Section IV.F.1.
X.“Incentive Payment B.” The incentive payment described in Section IV.F.2.
Y.“Incentive Payment C.” The incentive payment described in Section IV.F.3.
Z.“Incentive Payment D.” The incentive payment described in Section IV.F.4.
AA.“Incentive Payment Final Eligibility Date.” With respect to a Settling State, the date that is the earlier of (1) the fifth Payment Date, (2) the date of completion of opening statements in a trial of any action brought by a Subdivision in that State that includes a Released Claim against a Released Entity when such date is more than two (2) years after the Effective Date, or (3) two (2) years after the Effective Date in the event a trial of an action brought by a Subdivision in that State that includes a Released Claim against a Released Entity began after the Initial Participation Date but before two (2) years after the Effective Date.
BB. “Initial Participating Subdivision.” A Subdivision that meets the requirements set forth in Section VII.D.
CC. “Initial Participation Date.” The date one hundred twenty (120) calendar days after the Preliminary Agreement Date, unless it is extended by written agreement of the Settling Distributors and the Enforcement Committee.
DD. “Injunctive Relief Terms.” The terms described in Section III and set forth in Exhibit P.
EE. “Later Litigating Subdivision.” A Subdivision (or Subdivision official asserting the right of or for the Subdivision to recover for alleged harms to the Subdivision and/or the people thereof) that: (1) first files a lawsuit bringing a Released Claim against a Released Entity after the Trigger Date; or (2) adds a Released Claim against a Released Entity after the Trigger Date to a lawsuit brought before the Trigger Date that, prior to the Trigger Date, did not include any Released Claims against a Released Entity; or (3) (a) was a Litigating Subdivision whose Released Claims against Released Entities were resolved by a legislative Bar or legislative Case-Specific Resolution as of the Trigger Date, (b) such legislative Bar or legislative Case-Specific Resolution is subject to a Revocation Event after the Trigger Date, and (c) the earlier of the date of completion of opening statements in a trial in an action brought by a Subdivision in that State that includes a Released Claim against a Released Entity or one hundred eighty (180) days from the Revocation Event passes without a Bar or Case-Specific Resolution being implemented as to that Litigating Subdivision or the Litigating Subdivision’s Released Claims being dismissed; or (4) (a) was a Litigating Subdivision whose Released Claims against Released Entities were resolved by a judicial Bar or judicial Case-Specific Resolution as of the Trigger Date, (b) such judicial Bar or judicial Case-Specific Resolution is subject to a Revocation Event after the Trigger Date, and (c) such Litigating Subdivision takes any action in its lawsuit asserting a Released Claim against a Released Entity other than seeking a stay or dismissal.
FF. “Later Participating Subdivision.” A Participating Subdivision that is not an Initial Participating Subdivision, but meets the requirements set forth in Section VII.E.
GG. “Litigating Subdivision.” A Subdivision (or Subdivision official) that brought any Released Claim against any Released Entity prior to the Trigger Date; provided, however, that a Subdivision (or Subdivision official) that is a Prior Litigating Subdivision shall not be considered a Litigating Subdivision. Exhibit C is an agreed list of all Litigating Subdivisions. Exhibit C will be updated (including with any corrections) periodically, and a final version of Exhibit C will be attached hereto as of the Reference Date.
HH. “National Arbitration Panel.” The panel comprised as described in Section VI.F.2.b.
II. “National Disputes.” As defined in Section VI.F.2.a.
JJ. “Net Abatement Amount.” The Global Settlement Abatement Amount as reduced by the Tribal/W. Va. Subdivision Credit.
KK. “Net Settlement Prepayment Amount.” As defined in Section IV.J.1.
LL. “Non-Litigating Subdivision.” Any Subdivision that is neither a Litigating Subdivision nor a Later Litigating Subdivision.
MM. “Non-Participating Subdivision.” Any Subdivision that is not a Participating Subdivision.
NN. “Non-Party Covered Conduct Claim.” A Claim against any Non-Released Entity involving, arising out of, or related to Covered Conduct (or conduct that would be Covered Conduct if engaged in by a Released Entity).
OO. “Non-Party Settlement.” A settlement by any Releasor that settles any Non-Party Covered Conduct Claim and includes a release of any Non-Released Entity.
PP. “Non-Released Entity.” An entity that is not a Released Entity.
QQ. “Non-Settling State.” Any State that is not a Settling State.

RR. “Offset Cap.” The per-State dollar amount which the dollar-for-dollar offset described in Section XII.A cannot exceed in a Payment Year, to be calculated by multiplying the amount of the relevant Annual Payment apportioned to the State and to its Subdivisions for that Payment Year by the percentage for the applicable Participation Tier as set forth in Exhibit D.
SS. “Opioid Remediation.” Care, treatment, and other programs and expenditures (including reimbursement for past such programs or expenditures1 except where this Agreement restricts the use of funds solely to future Opioid Remediation) designed to (1) address the misuse and abuse of opioid products, (2) treat or mitigate opioid use or related disorders, or (3) mitigate other alleged effects of, including on those injured as a result of, the opioid epidemic. Exhibit E provides a non-exhaustive list of expenditures that qualify as being paid for Opioid Remediation. Qualifying expenditures may include reasonable related administrative expenses.
TT. “Opioid Tax.” Any tax, assessment, license fee, surcharge or any other fee (other than a fixed prospective excise tax or similar tax or fee that has no restriction on pass-through) imposed by a State on a Settling Distributor on the sale, transfer or distribution of opioid products; provided, however, that neither the Excise Tax on sale of Opioids, Article 20-D of New York’s Tax Law nor the Opioid Stewardship Act, Article 33, Title 2-A of New York’s Public Health Law shall be considered an Opioid Tax for purposes of this Agreement.
UU. “Overall Allocation Percentage.” A Settling State’s percentage as set forth in Exhibit F. The aggregate Overall Allocation Percentages of all States (including Settling States and Non-Settling States) shall equal one hundred percent (100%).
VV. “Participating Subdivision.” Any Subdivision that meets the requirements for becoming a Participating Subdivision under Section VII.B and Section VII.C. Participating Subdivisions include both Initial Participating Subdivisions and Later Participating Subdivisions.
WW. “Participation Tier.” The level of participation in this Agreement as determined pursuant to Section VIII.C using the criteria set forth in Exhibit H.
XX. “Parties.” The Settling Distributors and the Settling States (each, a “Party”).
YY. “Payment Date.” The date on which the Settling Distributors make the Annual Payment pursuant to Section IV.B.
ZZ. “Payment Year.” The calendar year during which the applicable Annual Payment is due pursuant to Section IV.B. Payment Year 1 is 2021, Payment Year 2 is 2022 and so forth. References to payment “for a Payment Year” mean the Annual Payment due during that year. References to eligibility “for a Payment Year” mean eligibility in connection with the Annual Payment due during that year.
AAA. “Preliminary Agreement Date.” The date on which the Settling Distributors are to inform the Settling States of their determination whether the condition in Section II.B has been satisfied. The Preliminary Agreement Date shall be no more than fourteen
1 Reimbursement includes amounts paid to any governmental entities for past expenditures or programs.

(14) calendar days after the end of the notice period to States, unless it is extended by written agreement of the Settling Distributors and the Enforcement Committee.
BBB. “Prepayment Notice.” As defined in Section IV.J.1.
CCC. “Primary Subdivision.” A Subdivision that is a General Purpose Government (including, but not limited to, a municipality, county, county subdivision, city, town, township, parish, village, borough, gore, or any other entities that provide municipal-type government) with population over 10,000; provided, however, that as used in connection with Incentive Payment C, the population threshold is 30,000. Attached as Exhibit I is an agreed list of the Primary Subdivisions in each State.
DDD. “Prior Litigating Subdivision” A Subdivision (or Subdivision official) that brought any Released Claim against any Released Entity prior to the Trigger Date and all such Released Claims were separately settled or finally adjudicated prior to the Trigger Date; provided, however, that if the final adjudication was pursuant to a Bar, such Subdivision shall not be considered a Prior Litigating Subdivision. Notwithstanding the prior sentence, the Settling Distributors and the Settling State of the relevant Subdivision may agree in writing that the Subdivision shall not be considered a Prior Litigating Subdivision.
EEE. “Product.” Any chemical substance, whether used for medicinal or non-medicinal purposes, and whether natural, synthetic, or semi-synthetic, or any finished pharmaceutical product made from or with such substance, that is: (1) an opioid or opiate, as well as any product containing any such substance; or (2) benzodiazepine, carisoprodol, or gabapentin; or (3) a combination or “cocktail” of chemical substances prescribed, sold, bought, or dispensed to be used together that includes opioids or opiates. “Product” shall include, but is not limited to, any substance consisting of or containing buprenorphine, codeine, fentanyl, hydrocodone, hydromorphone, meperidine, methadone, morphine, oxycodone, oxymorphone, tapentadol, tramadol, opium, heroin, carfentanil, diazepam, estazolam, quazepam, alprazolam, clonazepam, oxazepam, flurazepam, triozolam, temazepam, midazolam, carisoprodol, gabapentin, or any variant of these substances or any similar substance. Notwithstanding the foregoing, nothing in this section prohibits a Settling State from taking administrative or regulatory action related to benzodiazepine (including, but not limited to, diazepam, estazolam, quazepam, alprazolam, clonazepam, oxazepam, flurazepam, triozolam, temazepam, and midazolam), carisoprodol, or gabapentin that is wholly independent from the use of such drugs in combination with opioids, provided such action does not seek money (including abatement and/or remediation) for conduct prior to the Effective Date.
FFF. “Reference Date.” The date on which the Settling Distributors are to inform the Settling States of their determination whether the condition in Section VIII has been satisfied. The Reference Date shall be no later than thirty (30) calendar days after the Initial Participation Date, unless it is extended by written agreement of the Settling Distributors and the Enforcement Committee.
GGG. “Released Claims.” Any and all Claims that directly or indirectly are based on, arise out of, or in any way relate to or concern the Covered Conduct occurring prior to the Reference Date. Without limiting the foregoing, Released Claims include any Claims that have been asserted against a Settling Distributor by any Settling State or Litigating Subdivision in any federal, state, or local action or proceeding (whether judicial, arbitral, or administrative) based on, arising out of, or relating to, in whole or in part, the Covered Conduct, or any such Claims that could be or could have been asserted now or in the future in those actions or in any comparable action or proceeding brought by a State, Subdivision, or Releasor (whether or not such State, Subdivision, or Releasor has brought such action or proceeding). Released Claims also include all Claims asserted in any proceeding to be dismissed pursuant to this Agreement, whether or not such claims relate to Covered Conduct. The Parties intend that this term, “Released Claims,” be interpreted broadly. This Agreement does not release Claims by private individuals. It is the intent of the Parties that Claims by private individuals be treated in accordance with applicable law. Released Claims is also used herein to describe claims brought by a Later Litigating Subdivision or other non-party Subdivision that would have been Released Claims if they had been brought by a Releasor against a Released Entity.
HHH. “Released Entities.” With respect to Released Claims, the Settling Distributors and (1) all past and present subsidiaries, divisions, predecessors, successors, and assigns (in each case, whether direct or indirect) of each Settling Distributor; (2) all past and present subsidiaries and divisions (in each case, whether direct or indirect) of any entity described in subsection (1); (3) the respective past and present officers, directors, members, trustees, and employees of any of the foregoing (each for actions that occurred during and related to their work for, or employment with, any of the Settling Distributors or the foregoing entities); (4) all past and present joint ventures (whether direct or indirect) of each Settling Distributor or its subsidiaries, including in any Settling Distributor or subsidiary’s capacity as a participating member in such joint venture; (5) all direct or indirect parents and shareholders of the Settling Distributors (solely in their capacity as parents or shareholders of the applicable Settling Distributor with respect to Covered Conduct); and (6) any insurer of any Settling Distributor or any person or entity otherwise described in subsections (1)-(5) (solely in its role as insurer of such person or entity and subject to the last sentence of Section XI.B). Any person or entity described in subsections (3)-(6) shall be a Released Entity solely in the capacity described in such clause and shall not be a Released Entity with respect to its conduct in any other capacity. For the avoidance of doubt, CVS Health Corp., Walgreens Boots Alliance, Inc., and Walmart Inc. (collectively, the “Pharmacies”) are not Released Entities, nor are their direct or indirect past or present subsidiaries, divisions, predecessors, successors, assigns, joint ventures, shareholders, officers, directors, members, trustees, or employees (shareholders, officers, directors, members, trustees, and employees for actions related to their work for, employment with, or involvement with the Pharmacies) Released Entities. Notwithstanding the prior sentence, any joint venture or past or present subsidiary of a Settling Distributor is a Released Entity, including any joint venture between a Settling Distributor or any Settling Distributor’s subsidiary and a Pharmacy (or any subsidiary of a Pharmacy); provided, however, that any joint venture partner of a Settling Distributor or a Settling Distributor’s subsidiary is not a Released Entity unless it falls within subsections (1)-(6) above. Lists of Settling Distributors’ subsidiaries, joint ventures, and predecessor entities are appended to this Agreement as Exhibit J. With respect to joint ventures (including predecessor entities), only entities listed on Exhibit J are Released Entities. With respect to wholly-owned subsidiaries (including predecessor entities), Exhibit J represents a good faith effort by the Settling Distributors to list all such entities, but any and all wholly-owned subsidiaries (including predecessor entities) of any Settling Distributor are Released Entities, whether or not they are listed on Exhibit J. For the avoidance of doubt, any entity acquired, or joint venture entered into, by a Settling Distributor after the Reference Date is not a Released Entity.
III. “Releasors.” With respect to Released Claims, (1) each Settling State; (2) each Participating Subdivision; and (3) without limitation and to the maximum extent of the power of each Settling State’s Attorney General and/or Participating Subdivision to release Claims, (a) the Settling State’s and Participating Subdivision’s departments, agencies, divisions, boards, commissions, Subdivisions, districts, instrumentalities of any kind and attorneys, including its Attorney General, and any person in his or her official capacity whether elected or appointed to serve any of the foregoing and any agency, person, or other entity claiming by or through any of the foregoing, (b) any public entities, public instrumentalities, public educational institutions, unincorporated districts, fire districts, irrigation districts, and other Special Districts in a Settling State, and (c) any person or entity acting in a parens patriae, sovereign, quasi-sovereign, private attorney general, qui tam, taxpayer, or other capacity seeking relief on behalf of or generally applicable to the general public with respect to a Settling State or Subdivision in a Settling State, whether or not any of them participate in this Agreement. The inclusion of a specific reference to a type of entity in this definition shall not be construed as meaning that the entity is not a Subdivision. Each Settling State’s Attorney General represents that he or she has or has obtained (or will obtain no later than the Initial Participation Date) the authority set forth in Section XI.F. In addition to being a Releasor as provided herein, a Participating Subdivision shall also provide the Subdivision Settlement Participation Form referenced in Section VII providing for a release to the fullest extent of the Participating Subdivision’s authority.
JJJ. “Revocation Event.” With respect to a Bar, Settlement Class Resolution, or Case-Specific Resolution, a revocation, rescission, reversal, overruling, or interpretation that in any way limits the effect of such Bar, Settlement Class Resolution, or Case-Specific Resolution on Released Claims, or any other action or event that otherwise deprives the Bar, Settlement Class Resolution, or Case-Specific Resolution of force or effect in any material respect.
KKK. “Settlement Class Resolution.” A class action resolution in a court of competent jurisdiction in a Settling State (that is not successfully removed to federal court) with respect to a class of Subdivisions in that State that (1) conforms with that Settling State’s statutes, case law, and rules of procedure regarding class actions; (2) is approved and entered as an order of a court of competent jurisdiction in that State and such order has become a Final Order; (3) is binding on all Non-Participating Subdivisions in that State (other than opt outs as permitted under the next sentence); (4) provides that all such Non-Participating Subdivisions may not bring any Released Claims against any Released Entities, whether on the ground of this Agreement (or the releases herein) or otherwise; and (5) does not impose any costs or obligations on Settling Distributors other than those provided for in this Agreement, or contain any provision inconsistent with any provision of this Agreement. If applicable state law requires that opt-out rights be afforded to members of the class, a class action resolution otherwise meeting the foregoing requirements shall qualify as a Settlement Class Resolution unless Subdivisions collectively representing more than one percent (1%) of the total population of that State opt out. In seeking certification of any Settlement Class, the applicable State and Participating Subdivisions shall make clear that certification is sought solely for settlement purposes and shall have no applicability beyond approval of the settlement for which certification is sought. Nothing in this Agreement constitutes an admission by any Party that class certification would be appropriate for litigation purposes in any case or for purposes unrelated to this Agreement.
LLL. “Settlement Fund.” The interest-bearing fund established pursuant to this Agreement into which the Annual Payments are made under Section IV.
MMM. “Settlement Fund Administrator.” The entity that annually determines the Annual Payment (including calculating Incentive Payments pursuant to Section IV and any amounts subject to suspension, offset, or reduction pursuant to Section XII and Section XIII), annually determines the Participation Tier pursuant to Section VIII.C, administers the Settlement Fund, and distributes amounts into the Abatement Accounts Fund, State Fund, and Subdivision Fund pursuant to this Agreement. The duties of the Settlement Fund Administrator shall be governed by this Agreement. Prior to the Initial Participation Date, the Settling Distributors and the Enforcement Committee shall agree to selection and removal processes for and the identity of the Settlement Fund Administrator, and a detailed description of the Settlement Fund Administrator’s duties and responsibilities, including a detailed mechanism for paying the Settlement Fund Administrator’s fees and costs, all of which shall be appended to the Agreement as Exhibit L.
NNN. “Settlement Fund Escrow.” The interest-bearing escrow fund established pursuant to this Agreement to hold disputed or suspended payments made under this Agreement, and to hold the first Annual Payment until the Effective Date.
OOO. “Settlement Payment Schedule.” The schedule attached to this Agreement as Exhibit M.
PPP. “Settlement Prepayment.” As defined in Section IV.J.1.
QQQ. “Settlement Prepayment Reduction Schedule.” As defined in Section IV.J.1.
RRR. “Settling Distributors.” McKesson Corporation, Cardinal Health, Inc., and AmerisourceBergen Corporation (each, a “Settling Distributor”).
SSS. “Settling State.” A State that has entered into this Agreement with all Settling Distributors and delivers executed releases in accordance with Section VIII.A.
TTT. “State.” With the exception of West Virginia, which has addressed its claims separately and is excluded from participation in this Agreement, the states, commonwealths, and territories of the United States of America, as well as the District of Columbia. The 55 States are listed in Exhibit F. Additionally, the use of non-capitalized “state” to describe something (e.g., “state court”) shall also be read to include parallel entities in commonwealths, territories, and the District of Columbia (e.g., “territorial court”).

UUU. “State Fund.” The component of the Settlement Fund described in Section V.C.
VVV. “State-Subdivision Agreement.” An agreement that a Settling State reaches with the Subdivisions in that State regarding the allocation, distribution, and/or use of funds allocated to that State and to its Subdivisions. A State-Subdivision Agreement shall be effective if approved pursuant to the provisions of Exhibit O or if adopted by statute. Preexisting agreements addressing funds other than those allocated pursuant to this Agreement shall qualify if the approval requirements of Exhibit O are met. A State and its Subdivisions may revise a State-Subdivision Agreement if approved pursuant to the provisions of Exhibit O, or if such revision is adopted by statute.
WWW. “Statutory Trust.” A trust fund established by state law to receive funds allocated to a Settling State’s Abatement Accounts Fund and restrict any expenditures made using funds from such Settling State’s Abatement Accounts Fund to Opioid Remediation, subject to reasonable administrative expenses. A State may give a Statutory Trust authority to allocate one (1) or more of the three (3) types of funds comprising such State’s Settlement Fund, but this is not required.
XXX. “Subdivision.” Any (1) General Purpose Government (including, but not limited to, a municipality, county, county subdivision, city, town, township, parish, village, borough, gore, or any other entities that provide municipal-type government), School District, or Special District within a State, and (2) any other subdivision or subdivision official or sub-entity of or located within a State (whether political, geographical or otherwise, whether functioning or non-functioning, regardless of population overlap, and including, but not limited to, Nonfunctioning Governmental Units and public institutions) that has filed a lawsuit that includes a Released Claim against a Released Entity in a direct, parens patriae, or any other capacity. “General Purpose Government,” “School District,” and “Special District” shall correspond to the “five basic types of local governments” recognized by the U.S. Census Bureau and match the 2017 list of Governmental Units.2 The three (3) General Purpose Governments are county, municipal, and township governments; the two (2) special purpose governments are School Districts and Special Districts.3 “Fire District,” “Health District,” “Hospital District,” and “Library District” shall correspond to categories of Special Districts recognized by the U.S. Census Bureau.4 References to a State’s Subdivisions or to a Subdivision “in,” “of,” or “within” a State include Subdivisions located within the State even if they are not formally or legally a sub-entity of the State; provided, however, that a
2 https://www.census.gov/data/datasets/2017/econ/gus/public-use-files.html
3 E.g., U.S. Census Bureau, “Technical Documentation: 2017 Public Use Files for State and Local Government Organization” at 7 (noting that “the Census Bureau recognizes five basic types of local governments,” that three of those are “general purpose governments” (county governments, municipal governments, and township governments), and that the other two are “school district and special district governments”), https://www2.census.gov/programs-surveys/gus/datasets/2017/2017_gov_org_meth_tech_doc.pdf.
4 A list of 2017 Government Units provided by the Census Bureau identifies 38,542 Special Districts and categorizes them by “FUNCTION_NAME.” “Govt_Units_2017_Final” spreadsheet, “Special District” sheet, included in “Independent Governments - list of governments with reference information,” https://www.census.gov/data/datasets/2017/econ/gus/public-use-files.html. As used herein, “Fire District” corresponds to Special District function name “24 – Local Fire Protection,” “Health District” corresponds to Special District function name “32 – Health,” “Hospital District” corresponds to Special District function name “40 – Hospitals,” and “Library District” corresponds to Special District function name “52 – Libraries.” See id.

“Health District” that includes any of the following words or phrases in its name shall not be considered a Subdivision: mosquito, pest, insect, spray, vector, animal, air quality, air pollution, clean air, coastal water, tuberculosis, and sanitary.
YYY. “Subdivision Allocation Percentage.” The portion of a Settling State’s Subdivision Fund set forth in Exhibit G that a Subdivision will receive pursuant to Section V.C or Section V.D if it becomes a Participating Subdivision. The aggregate Subdivision Allocation Percentage of all Subdivisions receiving a Subdivision Allocation Percentage in each State shall equal one hundred percent (100%). Immediately upon the effectiveness of any State-Subdivision Agreement, Allocation Statute, Statutory Trust, or voluntary redistribution allowed by Section V.D.3 (or upon the effectiveness of an amendment to any State-Subdivision Agreement, Allocation Statute, Statutory Trust, or voluntary redistribution allowed by Section V.D.3) that addresses allocation from the Subdivision Fund, or upon any, whether before or after the Initial Participation Date, Exhibit G will automatically be amended to reflect the allocation from the Subdivision Fund pursuant to the State-Subdivision Agreement, Allocation Statute, Statutory Trust, or voluntary redistribution allowed by Section V.D.3. The Subdivision Allocation Percentages contained in Exhibit G may not change once notice is distributed pursuant to Section VII.A, except upon the effectiveness of any State-Subdivision Agreement, Allocation Statute, Statutory Trust, or voluntary redistribution allowed by Section V.D.3 (or upon the effectiveness of an amendment to any State-Subdivision Agreement, Allocation Statute, Statutory Trust, or voluntary redistribution allowed by Section V.D.3) that addresses allocation from the Subdivision Fund. For the avoidance of doubt, no Subdivision not listed on Exhibit G shall receive an allocation from the Subdivision Fund and no provision of this Agreement shall be interpreted to create such an entitlement.
ZZZ. “Subdivision Fund.” The component of the Settlement Fund described in Section V.C.
AAAA. “Subdivision Settlement Participation Form.” The form attached as Exhibit K that Participating Subdivisions must execute and return to the Settlement Fund Administrator.
BBBB. “Suspension Amount.” The amount calculated as follows: the per capita amount corresponding to the applicable Participation Tier as set forth in Exhibit D multiplied by the population of the Later Litigating Subdivision.
CCCC. “Suspension Cap.” The amount calculated as follows: the suspension percentage corresponding to the applicable Participation Tier as set forth in Exhibit D multiplied by the amount of the relevant Annual Payment apportioned to the State of the Later Litigating Subdivision and to Subdivisions in that State in each year of the suspension.
DDDD. “Suspension Deadline.” With respect to a lawsuit filed by a Later Litigating Subdivision asserting a Released Claim, the deadline set forth in Exhibit D corresponding to the applicable Participation Tier.
EEEE. “Threshold Motion.” A motion to dismiss or equivalent dispositive motion made at the outset of litigation under applicable procedure. A Threshold Motion must include as potential grounds for dismissal any applicable Bar or the relevant release by a

Settling State or Participating Subdivision provided under this Agreement and, where appropriate under applicable law, any applicable limitations defense.
FFFF. “Tribal/W. Va. Subdivision Credit.” The Tribal/W. Va. Subdivision Credit shall equal 2.58% of the Global Settlement Abatement Amount.
GGGG. “Trigger Date.” In the case of a Primary Subdivision, the Reference Date. In the case of all other Subdivisions, the Preliminary Agreement Date.
II.     Participation by States and Condition to Preliminary Agreement
A.Notice to States. On July 22, 2021 this Agreement shall be distributed to all States. The States’ Attorneys General shall then have a period of thirty (30) calendar days to decide whether to become Settling States. States that determine to become Settling States shall so notify the National Association of Attorneys General and Settling Distributors and shall further commit to obtaining any necessary additional State releases prior to the Reference Date. This notice period may be extended by written agreement of the Settling Distributors and the Enforcement Committee.
B.Condition to Preliminary Agreement. Following the notice period set forth in Section II.A above, the Settling Distributors shall determine on or before the Preliminary Agreement Date whether, in their sole discretion, enough States have agreed to become Settling States to proceed with notice to Subdivisions as set forth in Section VII below. If the Settling Distributors determine that this condition has been satisfied, and that notice to the Litigating Subdivisions should proceed, they will so notify the Settling States by providing notice to the Enforcement Committee and Settlement Fund Administrator on the Preliminary Agreement Date. If the Settling Distributors determine that this condition has not been satisfied, they will so notify the Settling States by providing notice to the Enforcement Committee and Settlement Fund Administrator, and this Agreement will have no further effect and all releases and other commitments or obligations contained herein will be void.
C.Later Joinder by States. After the Preliminary Agreement Date, a State may only become a Settling State with the consent of the Settling Distributors, in their sole discretion. If a State becomes a Settling State more than sixty (60) calendar days after the Preliminary Agreement Date, but on or before January 1, 2022, the Subdivisions in that State that become Participating Subdivisions within ninety (90) calendar days of the State becoming a Settling State shall be considered Initial Participating Subdvisions. A State may not become a Settling State after January 1, 2022.
D.Litigation Activity. Following the Preliminary Agreement Date, States that determine to become Settling States shall make best efforts to cease litigation activity against Settling Distributors, including by jointly seeking stays or severance of claim against the Settling Distributors, where feasible, and otherwise to minimize such activity by means of agreed deadline extensions and agreed postponement of depositions, document productions, and motion practice if a motion to stay or sever is not feasible or is denied.

III.     Injunctive Relief
A.Injunctive Relief. As part of the Consent Judgment, the Parties agree to the entry of the injunctive relief terms attached in Exhibit P.
IV.     Settlement Payments
A.Settlement Fund. All payments under this Section IV shall be made into the Settlement Fund, except that, where specified, they shall be made into the Settlement Fund Escrow. The Settlement Fund shall be allocated and used only as specified in Section V.
B.Annual Payments. The Settling Distributors shall make eighteen (18) Annual Payments, each comprised of base and incentive payments as provided in this Section IV, as well as fifty percent (50%) of the amount of any Settlement Fund Administrator costs and fees that exceed the available interest accrued in the Settlement Fund as provided in Section V.C.5, and as determined by the Settlement Fund Administrator as set forth in this Agreement.
1.All data relevant to the determination of the Annual Payment and allocations to Settling States and their Participating Subdivisions listed on Exhibit G shall be submitted to the Settlement Fund Administrator no later than sixty (60) calendar days prior to the Payment Date for each Annual Payment. The Settlement Fund Administrator shall then determine the Annual Payment, the amount to be paid to each Settling State and its Participating Subdivisions included on Exhibit G, and the amount of any Settlement Fund Administrator costs and fees, all consistent with the provisions in Exhibit L, by:
a.determining, for each Settling State, the amount of base and incentive payments to which the State is entitled by applying the criteria under Section IV.D, Section IV.E, and Section IV.F;
b.applying any suspensions, offsets, or reductions as specified under Section IV, Section XII, and Section XIII;
c.applying any adjustment required as a result of prepayment or significant financial constraint, as specified under Section IV.J and Section IV.K;
d.determining the amount of any Settlement Fund Administrator costs and fees that exceed the available interest accrued in the Settlement Fund, as well as the amounts, if any, of such costs and fees owed by Settling Distributors and out of the Settlement Fund pursuant to Section V.C.5;
e.determining the total amount owed by Settling Distributors (including any amounts to be held in the Settlement Fund Escrow pending resolution of a case by a Later Litigating Subdivision as described in Section XII) to all Settling States and the Participating Subdivisions listed on Exhibit G; and
f.the Settlement Fund Administrator shall then allocate, after subtracting the portion of any Settlement Fund Administrator costs and fees owed out of funds from the Settlement Fund pursuant to Section V.C.5, the Annual Payment pursuant to Section V.C and Section V.D among the Settling States, among the separate types of funds for each Settling State (if applicable), and among the Participating Subdivisions listed on Exhibit G.
2.     The Settlement Fund Administrator shall also apply the allocation percentages set forth in Section IV.I and determine for each Settling Distributor the amount of its allocable share of the Annual Payment. For the avoidance of doubt, each Settling Distributor’s liability for its share of the Annual Payment is several, and not joint.
3.     As soon as possible, but no later than fifty (50) calendar days prior to the Payment Date for each Annual Payment and following the determination described in Section IV.B.1 and Section IV.B.2, the Settlement Fund Administrator shall give notice to the Settling Distributors, the Settling States, and the Enforcement Committee of the amount of the Annual Payment (including the amount of the Settlement Fund to be allocated to the Settlement Fund Administrator in costs and fees pursuant to Section V.C.5), the amount to be received by each Settling State, the amount to be received by the separate types of funds for each Settling State (if applicable), and the amount to be received by each Settling State’s Participating Subdivisions listed on Exhibit G. The Settlement Fund Administrator shall also give notice to each Settling Distributor of the amount of its allocable share of the Annual Payment, including its allocable share of the amount of any Settlement Fund Administrator costs and fees that exceed the available interest accrued in the Settlement Fund pursuant to Section V.C.5.
4.     Within twenty-one (21) calendar days of the notice provided by the Settlement Fund Administrator, any party may dispute, in writing, the calculation of the Annual Payment (including the amount allocated for Settlement Fund Administrator costs and fees), or the amount to be received by a Settling State and/or its Participating Subdivisions listed on Exhibit G. Such disputing party must provide a written notice of dispute to the Settlement Fund Administrator, the Enforcement Committee, any affected Settling State, and the Settling Distributors identifying the nature of the dispute, the amount of money that is disputed, and the Settling State(s) affected.
5.     Within twenty-one (21) calendar days of the sending of a written notice of dispute, any affected party may submit a response, in writing, to the Settlement Fund Administrator, the Enforcement Committee, any affected Settling State, and the Settling Distributors identifying the basis for disagreement with the notice of dispute.

6.     If no response is filed, the Settlement Fund Administrator shall adjust the amount calculated consistent with the written notice of dispute, and each Settling Distributor shall pay its allocable share of the adjusted amount, collectively totaling that year’s Annual Payment, on the Payment Date. If a written response to the written notice of dispute is timely sent to the Settlement Fund Administrator, the Settlement Fund Administrator shall notify the Settling Distributors of the preliminary amount to be paid, which shall be the greater of the amount originally calculated by the Settling Administrator or the amount that would be consistent with the notice of dispute, provided, however, that in no circumstances shall the preliminary amount to be paid be higher than the maximum amount of Base and Incentive Payments A and D for that Payment Year as set forth on Exhibit M. For the avoidance of doubt, a transfer of suspended payments from the Settlement Fund Escrow pursuant to Section XII.A.2 does not count toward determining whether the amount to be paid is higher than the maximum amount of Base and Incentive Payments A and D for that Payment Year as set forth on Exhibit M.
7.     The Settlement Fund Administrator shall place any disputed amount of the preliminary amount paid by the Settling Distributors into the Settlement Fund Escrow and shall disburse any undisputed amount to each Settling State and its Participating Subdivisions listed on Exhibit G within fifteen (15) calendar days of the Payment Date or at such later time as directed by each Settling State.
8.     Disputes described in this subsection shall be resolved in accordance with the terms of Section VI.F.
9.     For the avoidance of doubt, no Subdivision not listed on Exhibit G shall receive an allocation from the Subdivision Fund and no provision of this Agreement shall be interpreted to create such an entitlement.
C.     Procedure for Annual Payment in Payment Years 1 and 2. The process described in Section IV.B shall not apply to Payment Years 1 and 2. The procedure in lieu of Section IV.B.1 for Payment Years 1 and 2 is as set forth below:
1.The Payment Date for Payment Year 1 is September 30, 2021. Provided that the condition set forth in Section II.B has been satisfied, on or before such date, the Settling Distributors shall pay into the Settlement Fund Escrow the total amount of the base payment, Incentive Payment A for the Settling States (the amount specified in Exhibit M for Payment Year 1 reduced by the allocable share of any Non-Settling States), and the Settling Distributors’ allocable share of the amount of any Settlement Fund Administrator costs and fees that exceed the available interest accrued in the Settlement Fund pursuant to Section V.C.5. In the event that, in accordance with the terms of Section VIII.A, the Settling Distributors determine not to proceed with the Settlement, or the Settlement does not become effective for any other reason, the funds held in the Settlement Fund Escrow shall immediately revert to the Settling Distributors. If the condition set forth in Section VIII.A is met, the Settlement Fund Administrator shall allocate the Annual Payment, after subtracting the portion of Settlement Fund Administrator costs and fees owed out of funds from the Settlement Fund pursuant to Section V.C.5, pursuant to Section V.C and Section V.D among the Settling States and their Participating Subdivisions listed on Exhibit G. The portion of any Settlement Fund Administrator costs and fees owed out of funds from the Settlement Fund pursuant to Section V.C.5 shall be available to the Settlement Fund Administrator for the payment of such costs and fees immediately. The remainder of the Annual Payment for Payment Year 1 shall be transferred by the Settlement Fund Administrator on the Effective Date from the Settlement Fund Escrow to the Settlement Fund and then to each Settling State and to its Initial Participating Subdivisions included on Exhibit G; provided, however, that for any Settling State where the Consent Judgment has not been entered as of the Effective Date, the funds allocable to that Settling State and its Participating Subdivisions included on Exhibit G shall not be transferred from the Settlement Fund Escrow or disbursed until ten (10) calendar days after the entry of the Consent Judgment in that State; and, provided, further, the Settlement Fund Administrator shall leave in the Settlement Fund Escrow funds allocated to Subdivisions included on Exhibit G that are not Initial Participating Subdivisions. Should such a Subdivision become a Participating Subdivision between the Initial Participation Date and the Effective Date, the allocation for such Participating Subdivision shall be transferred to the Settlement Fund and paid to the Participating Subdivision at the same time as Initial Participating Subdivisions in that State are paid.
2.The Payment Date for Payment Year 2 is July 15, 2022. On or before such date, the Settling Distributors shall pay into the Settlement Fund the total amount of the base payment, Incentive Payment A for the Settling States (the amount specified in Exhibit M for Payment Year 2 reduced by the allocable share of any Non-Settling States), and the Settling Distributors’ allocable share of the amount of any Settlement Fund Administrator costs and fees that exceed the available interest accrued in the Settlement Fund pursuant to Section V.C.5. The portion of any Settlement Fund Administrator costs and fees owed out of funds from the Settlement Fund pursuant to Section V.C.5 shall be available to the Settlement Fund Administrator for the payment of such costs and fees immediately. The Settlement Fund Administrator shall disburse the remaining amounts to each Settling State and to its Participating Subdivisions included on Exhibit G within fifteen (15) calendar days of the Payment Date or at such later time as directed by each Settling State. If a Settling State enacts a legislative Bar after the Initial Participation Date, but before July 15, 2022, a Subdivision that meets the requirements for becoming a Participating Subdivision under Section VII prior to July 15, 2022 (but was not an Initial Participating Subdivision) shall be eligible to receive its allocated share (if any) for Payment Year 2, and it shall also receive any amounts allocated to it for Payment Year 1 from the Settlement Fund Escrow.

3.Any amounts remaining in the Settlement Fund Escrow for allocations to Subdivisions listed on Exhibit G that have not become Participating Subdivisions after all payments for Payment Year 2 are disbursed shall be transferred to the Settlement Fund and disbursed to the appropriate sub-funds in each Settling State pursuant to Section V.D.5.
4.Any disputes as to the allocation of the Annual Payments in Payment Years 1 and 2 shall be resolved pursuant to the process set forth in Section IV.B.3 through Section IV.B.8, except that in Payment Year 1, the Settlement Fund Administrator shall have until ten (10) calendar days after the Initial Participation Date to give notice of the amount to be received by each Settling State, the amount to be received by the separate types of funds for each Settling State (if applicable), and the amount to be received by each Initial Participating Subdivision in the Settling States that is listed on Exhibit G.
D.     Payment Date for Subsequent Payment Years. The Payment Date for Payment Year 3 and successive Payment Years is July 15 of the third and successive years and the Annual Payment shall be made pursuant to the process set forth in Section IV.B, except that, with respect to Payment Year 3, Settling States shall have up to the Payment Date to become eligible for Incentive Payment A and thus avoid the reductions set forth in Section XIII. If a Settling State enacts a Bar less than sixty (60) calendar days before the Payment Date for Payment Year 3, each Settling Distributor shall pay, within thirty (30) calendar days of the Payment Year 3 Payment Date, its allocable share, pursuant to Section IV.I, of the difference between the Annual Payment as calculated by the Settlement Fund Administrator and the amount that would have been owed had the Settlement Fund Administrator taken the Bar into account.
E.     Base Payments. Subject to the suspension, reduction, and offset provisions set forth in Section XII and Section XIII, the Settling Distributors shall collectively make base payments equal to fifty-five percent (55%) of the Net Abatement Amount multiplied by the aggregate Overall Allocation Percentage of the Settling States. These payments will be due in installments consistent with Exhibit M over the eighteen (18) Payment Years and as adjusted by the Settlement Fund Administrator pursuant to the provisions in Section IV, Section XII, and Section XIII.
F.    Incentive Payments. Subject to the suspension, offset, and reduction provisions set forth in Section XII and Section XIII, the Settling Distributors shall collectively make potential additional incentive payments totaling up to a maximum of forty-five percent (45%) of the Net Abatement Amount multiplied by the aggregate Overall Allocation Percentage of the Settling States, with the actual amount depending on whether and the extent to which the criteria set forth below are met in each Settling State. The incentive payments shall be divided among four (4) categories, referred to as Incentive Payments A-D. Incentive Payments A-C will be due in installments over the eighteen (18) Payment Years, and Incentive Payment D will be due in installments over thirteen (13) years beginning with Payment Year 6. The total amount of incentive payments in an Annual Payment shall be the sum of the incentive payments for which individual Settling States are eligible for that Payment Year under the criteria set forth below. The incentive payments shall be made with respect to a specific Settling State based on its eligibility for that year under the criteria set forth below.
1.Incentive Payment A. Incentive Payment A shall be equal to forty percent (40%) of the Net Abatement Amount multiplied by the aggregate Overall Allocation Percentage of the Settling States, provided all Settling States satisfy the requirements of Incentive Payment A. Incentive Payment A will be due to a Settling State as part of the Annual Payment in each of the eighteen (18) Payment Years that a Settling State is eligible for Incentive Payment A and shall equal a total potential maximum of $7,421,605,477 if all States are eligible for all eighteen (18) Payment Years. Each Settling State’s share of Incentive Payment A in a given year, provided that Settling State is eligible, shall equal the total maximum amount available for Incentive Payment A for that year as reflected in Exhibit M times the Settling State’s Overall Allocation Percentage. Eligibility for Incentive Payment A is as follows:
a.For the Payment Years 1 and 2, all Settling States are deemed eligible for Incentive Payment A.
b.For each Payment Year other than Payment Years 1 and 2, a Settling State is eligible for Incentive Payment A if, as of sixty (60) calendar days prior to the Payment Date (except that in Payment Year 3, this date is as of the Payment Date), (i) there is a Bar in that State in full force and effect, (ii) there is a Settlement Class Resolution in that State in full force and effect, (iii) the Released Claims of all of the following entities are released through the execution of Subdivision Settlement Participation Forms, or there is a Case-Specific Resolution against such entities: all Primary Subdivisions, Litigating Subdivisions, School Districts with a K-12 student enrollment of at least 25,000 or .10% of a State’s population, whichever is greater, and Health Districts and Hospital Districts that have at least one hundred twenty-five (125) hospital beds in one or more hospitals rendering services in that district; or (iv) a combination of the actions in clauses (i)-(iii) has achieved the same level of resolution of Claims by Subdivisions (e.g., a Bar against future litigation combined with full joinder by Litigating Subdivisions). For the avoidance of doubt, subsection (iv) cannot be satisfied unless all Litigating Subdivisions are Participating Subdivisions or there is a Case-Specific Resolution against any such Subdivisions that are not Participating Subdivisions. The Settling Distributors and the Enforcement Committee shall meet and confer in order to agree on data sources for purposes of this Section prior to the Preliminary Agreement Date.
c.Notwithstanding Section IV.F.1.b, for each Payment Year other than Payment Years 1 and 2, a Settling State that is not eligible for Incentive Payment A as of the Incentive Payment Final Eligibility

Date shall not be eligible for Incentive Payment A for that Payment Year or any subsequent Payment Years.
d.If the Settling Distributors made a payment under Incentive Payment A solely on the basis of a Bar or Settlement Class Resolution in a Settling State and that Bar or Settlement Class Resolution is subsequently removed, revoked, rescinded, reversed, overruled, interpreted in a manner to limit the scope of the release, or otherwise deprived of force or effect in any material respect, that Settling State shall not be eligible for Incentive Payment A thereafter, unless the State requalifies for Incentive Payment A through any method pursuant to Section IV.F.1.b, in which case the Settling State shall be eligible for Incentive Payment A less any litigation fees and costs incurred by Settling Distributor in the interim, except that, if the re-imposition occurs after the completion of opening statements in a trial involving a Released Claim, the Settling State shall not be eligible for Incentive Payment A (unless this exception is waived by the Settling Distributors).
e.In determining the amount of Incentive Payment A that Settling Distributors will pay in a Payment Year and each Settling State’s share, if any, of Incentive Payment A for that Payment Year, the Settlement Fund Administrator shall: (i) identify all Settling States that are eligible for Incentive Payment A; (ii) multiply the Overall Allocation Percentage for each such eligible Settling State by the maximum amount that Settling Distributors could owe with respect to Incentive Payment A for that Payment Year as listed on Exhibit M. The amount calculated in (ii) shall be the amount allocated to a Settling State eligible for Incentive Payment A for that Payment Year and the aggregate of each such amount for Settling States eligible for Incentive Payment A shall be the amount of Incentive Payment A Settling Distributors are obligated to pay in that Payment Year, all such amounts subject to the suspension, offset, and reduction provisions in Section XII and Section XIII.
2.     Incentive Payment B. Incentive Payment B shall be available to Settling States that are not eligible for Incentive Payment A for the applicable Payment Year. Incentive Payment B shall be equal to up to twenty-five percent (25%) of the Net Abatement Amount multiplied by the aggregate Overall Allocation Percentage of the Settling States. Incentive Payment B will be due to a Settling State as part of the Annual Payment in each of the eighteen (18) Payment Years that a Settling State is eligible for Incentive Payment B and equal a total potential maximum of $4,638,503,423 if all States are eligible for all eighteen (18) Payment Years. Each Settling State’s maximum share of Incentive Payment B in a given year shall equal the total maximum amount available for Incentive Payment B for that year as reflected in Exhibit M times the Settling State’s Overall Allocation Percentage. Eligibility for Incentive Payment B is as follows:

a.A Settling State is not eligible for Incentive Payment B for a Payment Year for which it is eligible for Incentive Payment A.
b.Subject to Section IV.F.2.a, the amount of Incentive Payment B for which a Settling State is eligible in a Payment Year shall be a percentage of that State’s maximum share of Incentive Payment B based on the extent to which (A) Litigating Subdivisions in the State are Participating Subdivisions or (B) there is a Case-Specific Resolution against Litigating Subdivisions in the State, collectively, “Incentive B Eligible Subdivisions.” The percentage of the State’s maximum share of Incentive Payment B that the State is eligible for in a Payment Year shall be determined according to the table below:5

Percentage of Litigating Subdivision Population that is Incentive B Eligible Subdivision Population	Incentive Payment B Eligibility Percentage
Up to 85%	0%
85%+	30%
86+	40%
91+	50%
95+	60%
99%+	95%
100%	100%

c.     In determining the amount that Settling Distributors will pay in a Payment Year under Incentive Payment B and each Settling State’s share of Incentive Payment B for that Payment Year, the Settlement Fund Administrator shall: (i) identify all States that are eligible for Incentive Payment B because they are ineligible for Incentive Payment A; (ii)
5 The “Percentage of Litigating Subdivision Population that is Incentive B Eligible Subdivision Population” shall be determined by the aggregate population of the Settling State’s Litigating Subdivisions that are Incentive B Eligible Subdivisions divided by the aggregate population of the Settling State’s Litigating Subdivisions. In calculating the Settling State’s population that resides in Litigating Subdivisions, (a) the population of the Settling State’s Litigating Subdivisions shall be the sum of the population of all Litigating Subdivisions in the Settling State, notwithstanding that persons may be included within the population of more than one Litigating Subdivision, and (b) the population that resides in Incentive B Eligible Subdivisions shall be the sum of the population of the Incentive B Eligible Subdivisions, notwithstanding that persons may be included within the population of more than one Incentive B Eligible Subdivision. An individual Litigating Subdivision shall not be included more than once in the numerator, and shall not be included more than once in the denominator, of the calculation regardless if it (or any of its officials) is named as multiple plaintiffs in the same lawsuit; provided, however, that for the avoidance of doubt, no Litigating Subdivision will be excluded from the numerator or denominator under this sentence unless a Litigating Subdivision otherwise counted in the denominator has the authority to release the Claims (consistent with Section
XI) of the Litigating Subdivision to be excluded. For the avoidance of doubt, a Settling State in which the population that resides in Incentive B Eligible Subdivisions is less than eighty-five percent (85%) of the population of Litigating Subdivisions shall not be eligible for any portion of Incentive Payment B.

determine the Incentive Payment B eligibility percentage for each such Settling State; (iii) multiply the Incentive Payment B eligibility percentage for each such State by the Overall Allocation Percentage of that State; (iv) multiply the product from (iii) by the maximum amount that Settling Distributors could owe under Incentive Payment B for that Payment Year from Exhibit M. The amount calculated in (iv) shall be the amount allocated to a Settling State eligible for Incentive Payment B for that Payment Year, and the aggregate of such amounts for Settling States eligible for Incentive Payment B shall be the amount paid for that Payment Year by Settling Distributors with respect to Incentive Payment B, all such amounts subject to the suspension, offset, and reduction provisions in Section XII and Section XIII. If there are no Litigating Subdivisions in a Settling State, and that Settling State is otherwise eligible for Incentive Payment B, that Settling State will receive its full allocable share of Incentive Payment B.
d. A Settling State’s eligibility for Incentive Payment B for a Payment Year shall be determined as of sixty (60) calendar days prior to the Payment Date for that Payment Year; provided that the percentage of Incentive Payment B for which a Settling State is eligible as of the Incentive Payment Final Eligibility Date shall cap its eligibility for that Payment Year and all subsequent Payment Years.
3.     Incentive Payment C. Incentive Payment C shall be available to Settling States that are not eligible for Incentive Payment A for a Payment Year, including to Settling States that are also eligible for Incentive Payment B. Incentive Payment C shall be equal to up to fifteen percent (15%) of the Net Abatement Amount multiplied by the aggregate Overall Allocation Percentage of the Settling States. Incentive Payment C will be due to a Settling State as part of the Annual Payment in each of the eighteen (18) Payment Years that a Settling State is eligible for Incentive Payment C and equal a total potential maximum of $2,783,102,054 if all States are eligible for all eighteen (18) Payment Years. Each Settling State’s maximum share of Incentive Payment C in a given year shall equal the total maximum amount available for Incentive Payment C for that year as reflected in Exhibit M multiplied by the Settling State’s Overall Allocation Percentage. Eligibility for Incentive Payment C is as follows:
a.A Settling State is not eligible for Incentive Payment C for a Payment Year in which it is eligible for Incentive Payment A.
b.Subject to Section IV.F.3.a, the amount of Incentive Payment C for which a Settling State is eligible in a Payment Year shall be a percentage of the State’s maximum share of Incentive Payment C based on the extent to which (A) Non-Litigating Subdivisions that are Primary Subdivisions with a population over 30,000 and Litigating Subdivisions in the State are Participating Subdivisions or (B) there is a Case-Specific Resolution against Non-Litigating Subdivisions that are Primary Subdivisions with a population over 30,000 and Litigating Subdivisions in the State, collectively,

“Incentive C Eligible Subdivisions.” The percentage of the State’s maximum share of Incentive Payment C that the State is eligible for in a Payment Year shall be determined according to the table below:6

Percentage of Relevant Subdivision Population that is Incentive C Eligible Population[6]	Incentive Payment C Eligibility Percentage
Up to 60%	0%
60%+	25%
70%+	35%
75%+	40%
80%+	45%
85%+	55%
90%+	60%
93%+	65%
94%+	75%
95+	90%
98+	95%
100%	100%

c.     In determining the amount that Settling Distributors will pay in a Payment Year under Incentive Payment C and each Settling State’s share of Incentive Payment C for that Payment Year, the Settlement Fund Administrator shall: (i) identify all States that are eligible for Incentive Payment C because they are ineligible for Incentive Payment A; (ii) determine the Incentive Payment C eligibility percentage for each such Settling State; (iii) multiply the Incentive Payment C eligibility percentage for each such State by the Overall Allocation Percentage of that State; (iv) multiply the product from (iii) by the maximum amount that Settling Distributors could owe under Incentive Payment C for that Payment Year from Exhibit M. The amount calculated in (iv) shall be the amount allocated to a Settling State eligible for Incentive Payment C for that Payment Year and the aggregate of such amounts for Settling States eligible for Incentive Payment C shall be the amount paid for that Payment
6 The “Percentage of Relevant Subdivision Population that is Incentive C Eligible Population” shall be determined by the aggregate population of the Settling State’s Incentive C Eligible Subdivisions divided by the aggregate population of the Settling State’s Non-Litigating Primary Subdivisions with a population over 30,000 and Litigating Subdivisions (“Incentive Payment C Subdivisions”). None of the population figures shall include Prior Litigating Subdivisions. In calculating the Settling State’s population that resides in Incentive Payment C Subdivisions, (a) the population shall be the sum of the population of all Incentive Payment C Subdivisions in the Settling State, notwithstanding that persons may be included within the population of more than one Incentive Payment C Subdivision, and (b) the population that resides in Incentive C Eligible Subdivisions shall be the sum of the population of the Incentive C Eligible Subdivisions, notwithstanding that persons may be included within the population of more than one Incentive C Eligible Subdivision. An individual Incentive Payment C Subdivision shall not be included more than once in the numerator, and shall not be included more than once in the denominator, of the calculation regardless if it (or any of its officials) is named as multiple plaintiffs in the same lawsuit. For the avoidance of doubt, a Settling State in which the population that resides in Incentive C Eligible Subdivisions is less than sixty percent (60%) of the population of Incentive Payment C Subdivisions shall not be eligible for any portion of Incentive Payment C.

Year by Settling Distributors with respect to Incentive Payment C, all such amounts subject to the suspension, offset, and reduction provisions in Section XII and Section XIII. If there are no Litigating Subdivisions or Non-Litigating Subdivisions that are Primary Subdivisions with a population of more than 30,000 in a Settling State, and that Settling State is otherwise eligible for Incentive Payment C, that Settling State will receive its full allocable share of Incentive Payment C.
d.     A Settling State’s eligibility for Incentive Payment C for a Payment Year shall be determined as of sixty (60) calendar days prior to the Payment Date for that Payment Year; provided that the percentage of Incentive Payment C for which a Settling State is eligible as of the Incentive Payment Final Eligibility Date shall cap its eligibility for that Payment Year and all subsequent Payment Years.
4.     Incentive Payment D. Incentive Payment D shall be applied at Payment Year 6. Incentive Payment D shall be equal to five percent (5%) of the Net Abatement Amount multiplied by the aggregate Overall Allocation Percentage of the Settling States. Incentive Payment D will be due to a Settling State as part of the Annual Payment for each of thirteen (13) Payment Years (from Payment Year 6 to Payment Year 18) that any Settling State is eligible for Incentive Payment D and equal a total potential maximum of $927,700,685 if all States are eligible for all thirteen (13) Payment Years. Each Settling State’s share of Incentive Payment D in a given year shall equal the total maximum amount available for Incentive Payment D for that year as reflected in Exhibit M times the Settling State’s Overall Allocation Percentage. Eligibility for Incentive Payment D is as follows:
a.A Settling State is eligible for Incentive Payment D if there has been no Later Litigating Subdivision in that State that has had a Claim against a Released Entity survive more than six (6) months after denial in whole or in part of a Threshold Motion.
b.A Settling State’s eligibility for Incentive Payment D shall be determined as of sixty (60) calendar days prior to the Payment Date. If a Later Litigating Subdivision’s lawsuit in that State survives more than six (6) months after denial in whole or in part of a Threshold Motion after that date, that State shall not be eligible for Incentive Payment D for the Payment Year in which that occurs and any subsequent Payment Year.
c.Notwithstanding Section IV.F.4, a Settling State can become re-eligible for Incentive Payment D if the lawsuit that survived a Threshold Motion is dismissed pursuant to a later motion on grounds included in the Threshold Motion, in which case the Settling State shall be eligible for Incentive Payment D less any litigation fees and costs incurred by Settling Distributor in the interim, except that if the dismissal motion occurs after the completion of opening statements in such action, the Settling State shall not be eligible for Incentive Payment D.

d.For the avoidance of doubt, a Settling State may be eligible for Incentive Payment D whether or not it is eligible for Incentive Payments A-C.
e.In determining the amount of Incentive Payment D that Settling Distributors will pay in a Payment Year and each Settling State’s share, if any, of Incentive Payment D for that Payment Year, the Settlement Fund Administrator shall: (i) identify all Settling States that are eligible for Incentive Payment D; (ii) multiply the Overall Allocation Percentage for each such eligible Settling State by the maximum amount that Settling Distributors could owe with respect to Incentive Payment D for that Payment Year listed on Exhibit M; and (iii) subtract any litigation fees and costs allowed to be deducted pursuant to Section IV.F.4.c. The amount calculated in (iii) shall be the amount allocated to a Settling State eligible for Incentive Payment D for that Payment Year and the aggregate of each such amount for Settling States eligible for Incentive Payment D shall be the amount of Incentive Payment D Settling Distributors are obligated to pay in that Payment Year, all such amounts subject to the suspension, reduction, and offset provisions in Section XII and Section XIII.
G.    Reductions/Offsets. The base and incentive payments are subject to suspension, offset, and reduction as provided in Section XII and Section XIII.
H.    State-Specific Agreements. Notwithstanding any other provision of this Agreement or any other agreement, in the event that: (1) the Settling Distributors enter into an agreement with any Settling State that resolves with finality such Settling State’s Claims consistent with Section XI of this Agreement and such agreement has an effective date prior to the Effective Date of this Agreement (such agreement, a “State-Specific Agreement”) and (2) pursuant to the terms of the State-Specific Agreement, any payments, or any portion thereof, made by the Settling Distributors thereunder are made in lieu of any payments (for the avoidance of doubt, including the Additional Restitution Amount), or any portion thereof, to be made under this Agreement and the Settling Distributors make such a payment pursuant to the State-Specific Agreement, then the Settling Distributors will reduce any payments allocable to such Settling State (whether made to the Settlement Fund Escrow or the Settlement Fund) made pursuant to this Agreement to the extent such amount was already paid pursuant to the terms of the State-Specific Agreement.
I.    Allocation of Payments among Settling Distributors. Payments due from the Settling Distributors under this Section IV, Section IX, and Section X will be allocated among the Settling Distributors as follows: McKesson – 38.1%; Amerisource – 31.0%; Cardinal – 30.9%. A Settling Distributor’s sole responsibility for payments under this Agreement shall be to make its share of each payment. The obligations of the Settling Distributors in this Agreement are several and not joint. No Settling Distributor shall be responsible for any portion of another Settling Distributor’s share.
J.    Pre-payment Option.

1.Any Settling Distributor shall have the right, subject to the limitations set forth in Section IV.J.3, to prepay any base payment or incentive payment in whole or in part, without premium or penalty (a “Settlement Prepayment”) by providing at least fourteen (14) calendar days prior written notice to the Settlement Fund Administrator and Enforcement Committee (a “Prepayment Notice”). Any Prepayment Notice shall specify: (a) the gross amount of the Settlement Prepayment (the “Gross Settlement Amount”), (b) the manner in which such Settlement Prepayment shall be applied to reduce such Settling Distributor’s future share of Annual Payments (i.e., to which future year(s) the allocable portion of an Annual Payment owed by such Settling Distributor the Settlement Prepayment should be applied) (such manner of application, a “Settlement Prepayment Reduction Schedule”), (c) the net present value of the Settlement Prepayment as of the Prepayment Date based on the Settlement Prepayment Reduction Schedule using a discount rate equal to the prime rate as published by the Wall Street Journal on the date of the Prepayment Notice plus 1.75% (such net present value amount, the “Net Settlement Prepayment Amount”), and (d) the date on which the prepayment will be made, which shall be no more than fifteen (15) calendar days after the date of the Prepayment Notice (the “Prepayment Date”).
2.On the Prepayment Date the Settling Distributor shall pay the Net Settlement Prepayment Amount to the Settlement Fund and such amount shall be used only as specified in Section V. Following such payment, all future portions of the Annual Payments allocated to the applicable Settling Distributor under Section IV.E and Section IV.F shall be reduced pursuant to the Settlement Prepayment Reduction Schedule, and the Exhibit M will be updated to give effect to such reduction, and going forward such updated schedule will be Exhibit M.
3.A Settling Distributor’s right to make prepayments shall be subject to the following limitations:
a.Prepayments may apply to base payments or to both base and incentive payments. If the prepayment applies to both base and incentive payments, the prepayments will apply proportionately across base and incentive payments.
b.A Settling Distributor shall make no more than three (3) prepayments over the eighteen (18) year payment term. A Settling Distributor shall not make more than one (1) prepayment in a five (5) year period and there shall not be prepayments made in the first two (2) Payment Years.
c.Prepayments shall only be applied to one (1) or more of the three (3) Payment Years following the prepayment.

d.The total amount of a prepayment of base payments after discounting calculations shall not be larger than the base payment for the Payment Year with the lowest Annual Payment amount affected by the prepayment. The total amount of a prepayment for both base payments and incentive payments shall not be larger than the base payment and anticipated incentive payment for the lowest Payment Year affected by the prepayment. The “anticipated incentive payment” for a future Payment Year shall reflect the incentives earned by each Settling State as of the time of the prepayment and any offsets or adjustments known at that time.
e.In a Payment Year against which there has been a prepayment, if the amount a Settling State is calculated to receive is greater than the amount prepaid prior to discounting calculations, the Settling Distributor shall pay the difference. If, in a Payment Year for which there has been a prepayment, the amount that a Settling State is calculated to receive is less than the amount calculated at the time of the prepayment, there shall be a credit for the difference to the Settling Distributor to be applied in the subsequent Payment Year(s), if any.
f.Prepayments shall be applied proportionately to all Settling States.
4.     The Settling States may agree to a prepayment that does not apply these restrictions. Such a prepayment would need approval of Settling States representing at least ninety-five percent (95%) allocable share as measured by the allocations in Exhibit F; provided, however, that this provision does not limit or restrict any Settling State from negotiating its own prepayment with a Settling Distributor.
5.     For illustrative purposes only, attached as Exhibit Q are examples showing a Settlement Prepayment, the related calculation of the Net Settlement Prepayment Amount, and the related adjustment to the Settlement Payment Schedule.
K.     Significant Financial Constraint.
1.A Settling Distributor’s allocable share of the Annual Payment for a Payment Year may, at the election of such Settling Distributor, be deferred either (a) up to the amount by which that share plus such Settling Distributor’s share of amounts payable under Section IX and Section X would exceed twenty percent (20%) of such Settling Distributor’s total operating cash flow (as determined pursuant to United States generally accepted accounting principles) for its fiscal year that concluded most recently prior to the due date for that payment or (b) (i) up to twenty-five percent (25%) if, as of thirty (30) calendar days preceding that payment date, the company’s credit rating from one or more of the three nationally recognized rating agencies is below BBB or Baa2 or (ii) up to one hundred percent (100%) if, as of thirty (30) calendar days preceding that payment date, the company’s credit rating from one or more of the three nationally recognized rating agencies is below BBB- or Baa3. If the reason for exceeding twenty percent (20%) of a Settling Distributor’s total operating cash flow or the decrease in credit rating is substantially attributable to the incurrence of debt to fund post-settlement acquisitions or to the payment of dividends and/or share repurchases that together are of an amount that exceeds the total amount of those two items for the prior fiscal year, no deferral is available. A Settling Distributor shall not be allowed to defer payment for a Payment Year if that Settling Distributor engaged in any share repurchases in the three fiscal quarters prior to the Payment Date for that Payment Year.
2.If a Settling Distributor has reason to believe that it will not be able to pay some or all of its allocable share of the Annual Payment for a Payment Year, it shall provide at least ninety (90) calendar days’ prior written notice to the Settlement Fund Administrator and Enforcement Committee (a “Deferred Payment Notice”). Any Deferred Payment Notice shall specify and include: (a) the gross amount of the payments owed (including the estimated allocable portion of the Annual Payment, and amounts owed under Section IX and Section X, by the relevant Settling Distributor), (b) the amount that the Settling Distributor believes it will be unable to pay, (c) the accounting and audited financial documents upon which the Settling Distributor relied for making this determination, and (d) any other relevant information for the Enforcement Committee to consider.
3.A Settling Distributor shall not utilize this provision during the first three (3) Payment Years. If a Settling Distributor defers some or all of the payments due in a Payment Year pursuant to this Section IV.K, it shall not repurchase any shares, or fund new acquisitions with an acquisition price greater than $250 million, during the deferral period until the deferred amount is fully repaid with interest. Any amounts deferred shall bear interest at an interest rate equal to the prime rate as published by the Wall Street Journal on the date of the Deferral Payment Notice plus 0.5%.
4.The Settling Distributor shall pay all deferred amounts, including applicable interest on the next Payment Date. If the amounts previously deferred (including interest) together with the Settling Distributor’s share of all payments due for a Payment Year would allow for a deferral under Section IV.K.1, the Settling Distributor shall pay as much of the previously deferred amounts (including interest) as it can pay without triggering the ability to defer payment and may defer the remainder as permitted under (and subject to the restrictions of) this Section IV.K.
5.Deferrals will apply proportionally across base payments and incentive payments. For the avoidance of doubt, this Section IV.K applies fully to Payment Years after the first three (3) Payment Years, including the base payments and all incentive payments due pursuant to this Agreement during the Payment Year at issue.

6.If a Settling Distributor could pay a portion of its allocable share of the Annual Payments due pursuant to this Agreement during a Payment Year without triggering this Section IV.K, the Settling Distributor shall be required to pay that portion as scheduled and only the excess would be subject to deferral at the election of the Settling Distributor (in whole or in part) as provided herein.
7.The Settling Distributor shall pay any deferred amounts, including applicable interest on or before the date on which the payment is due for Payment Year 18.
V.    Allocation and Use of Settlement Payments
A.Components of Settlement Fund. The Settlement Fund shall be comprised of an Abatement Accounts Fund, a State Fund, and a Subdivision Fund for each Settling State. The payments made under Section IV into the Settlement Fund shall be initially allocated among those three (3) sub-funds and distributed and used as provided below. Payments placed into the Settlement Fund do not revert back to the Settling Distributors.
B.Use of Settlement Payments.
1.It is the intent of the Parties that the payments disbursed from the Settlement Fund to Settling States and Participating Subdivisions be for Opioid Remediation, subject to exceptions that must be documented in accordance with Section V.B.2. In no event may less than eighty-five percent (85%) of the Settling Distributors’ maximum amount of payments pursuant to Section IV, Section IX, and Section X as set forth on Exhibit M over the entirety of all Payments Years (but not any single Payment Year) be spent on Opioid Remediation.
2.While disfavored by the Parties, a Settling State or a Participating Subdivision set forth on Exhibit G may use monies from the Settlement Fund (that have not been restricted by this Agreement solely to future Opioid Remediation) for purposes that do not qualify as Opioid Remediation. If, at any time, a Settling State or a Participating Subdivision set forth on Exhibit G uses any monies from the Settlement Fund for a purpose that does not qualify as Opioid Remediation, such Settling State or Participating Subdivision set forth on Exhibit G shall identify such amounts and report to the Settlement Fund Administrator and the Settling Distributors how such funds were used, including if used to pay attorneys’ fees, investigation costs, litigation costs, or costs related to the operation and enforcement of this Agreement, respectively. It is the intent of the Parties that the reporting under this Section V.B.2 shall be available to the public. For the avoidance of doubt, (a) any amounts not identified under this Section V.B.2 as used to pay attorneys’ fees, investigation costs, or litigation costs shall be included in the “Compensatory Restitution Amount” for purposes of Section VI.F and (b) Participating Subdivisions not listed on Exhibit G may only use monies from the Settlement Fund for purposes that qualify as Opioid Remediation.
C.     Allocation of Settlement Fund.
The allocation of the Settlement Fund allows for different approaches to be taken in different states, such as through a State-Subdivision Agreement. Given the uniqueness of States and their Subdivisions, Settling States and their Subdivisions are encouraged to enter into State-Subdivision Agreements in order to direct the allocation of their portion of the Settlement Fund. As set out below, the Settlement Fund Administrator will make an initial allocation to three (3) state-level sub-funds. The Settlement Fund Administrator will then, for each Settling State and its Participating Subdivisions, apply the terms of this Agreement and any relevant State-Subdivision Agreement, Statutory Trust, Allocation Statute, or voluntary redistribution of funds as set out below before disbursing the funds.
1.Base Payments. The Settlement Fund Administrator will allocate base payments under Section IV.D among the Settling States in proportion to their respective Overall Allocation Percentages. Base payments for each Settling State will then be allocated fifteen percent (15%) to its State Fund, seventy percent (70%) to its Abatement Accounts Fund, and fifteen percent (15%) to its Subdivision Fund. Amounts may be reallocated and will be distributed as provided in Section V.D.
2.Incentive Payments. The Settlement Fund Administrator will treat incentive payments under Section IV.F on a State-specific basis. Incentive payments for which a Settling State is eligible under Section IV.F will be allocated fifteen percent (15%) to its State Fund, seventy percent (70%) to its Abatement Accounts Fund, and fifteen percent (15%) to its Subdivision Fund. Amounts may be reallocated and will be distributed as provided in Section V.D.
3.Application of Adjustments. If a suspension, offset, or reduction under Section XII or Section XIII applies with respect to a Settling State, the suspension, offset, or reduction shall be applied proportionally to all amounts that would otherwise be apportioned and distributed to the State Fund, the Abatement Accounts Fund, and the Subdivision Fund for that State.
4.Settlement Fund Administrator. Prior to the Initial Participation Date, the Settling Distributors and the Enforcement Committee will agree to a detailed mechanism consistent with the foregoing for the Settlement Fund Administrator to follow in allocating, apportioning, and distributing payments, which shall then be appended hereto as Exhibit L.
5.Settlement Fund Administrator Costs. Any costs and fees associated with or arising out of the duties of the Settlement Fund Administrator as described in Exhibit L shall be paid from the interest accrued in the Settlement Fund Escrow and the Settlement Fund; provided, however, that if such accrued interest is insufficient to pay the entirety of any such costs and fees, Settling Distributors shall pay fifty percent (50%) of the additional amount and fifty percent (50%) shall be paid out of the Settlement Fund.
D. Settlement Fund Reallocation and Distribution.
As set forth below, within a particular Settling State’s account, amounts contained in the Settlement Fund sub-funds may be reallocated and distributed per a State-Subdivision Agreement or other means. If the apportionment of amounts is not addressed and controlled under Section V.D.1 and Section V.D.2, then the default provisions of Section V.D.4 apply. It is not necessary that a State-Subdivision Agreement or other means of allocating funds pursuant to Section V.D.1 and Section V.D.2 address all of the Settlement Fund sub-funds. For example, a Statutory Trust might only address disbursements from a Settling State’s Abatement Accounts Fund.
1.Distribution by State-Subdivision Agreement. If a Settling State has a State-Subdivision Agreement, amounts apportioned to that State’s State Fund, Abatement Accounts Fund, and Subdivision Fund under Section V.C shall be reallocated and distributed as provided by that agreement. Any State-Subdivision Agreement entered into after the Preliminary Agreement Date shall be applied only if it requires: (a) that all amounts be used for Opioid Remediation, except as allowed by Section V.B.2, and (b) that at least seventy percent (70%) of amounts be used solely for future Opioid Remediation.7 For a State-Subdivision Agreement to be applied to the relevant portion of an Annual Payment, notice must be provided to the Settling Distributors and the Settlement Fund Administrator at least sixty (60) calendar days prior to the Payment Date.
2.Distribution by Allocation Statute. If a Settling State has an Allocation Statute and/or a Statutory Trust that addresses allocation or distribution of amounts apportioned to such State’s State Fund, Abatement Accounts Fund, and/or Subdivision Fund and that, to the extent any or all such sub-funds are addressed, requires (1) all amounts to be used for Opioid Remediation, except as allowed by Section V.B.2, and (2) at least seventy percent (70%) of all amounts to be used solely for future Opioid Remediation,8 then, to the extent allocation or distribution is addressed, the amounts apportioned to that State’s State Fund, Abatement Accounts Fund, and Subdivision Fund under Section V.C shall be allocated and distributed as addressed and provided by the applicable Allocation Statute or Statutory Trust. For the avoidance of doubt, an Allocation Statute or Statutory Trust need not address all three (3) sub-funds that comprise the Settlement Fund, and if the applicable Allocation Statute or Statutory Trust does not address distribution of all or some of these three (3) sub-funds, the applicable Allocation Statute or Statutory Trust does not replace
7 Future Opioid Remediation includes amounts paid to satisfy any future demand by another governmental entity to make a required reimbursement in connection with the past care and treatment of a person related to the Alleged Harms.
8 Future Opioid Remediation includes amounts paid to satisfy any future demand by another governmental entity to make a required reimbursement in connection with the past care and treatment of a person related to the Alleged Harms.

the default provisions described in Section V.D.4 of any such unaddressed fund. For example, if an Allocation Statute or Statutory Trust that meets the requirements of this Section V.D.2 only addresses funds restricted to abatement, then the default provisions in this Agreement concerning allocation among the three (3) sub-funds comprising the Settlement Fund and the distribution of the State Fund and Subdivision Fund for that State would still apply, while the distribution of the applicable State’s Abatement Accounts Fund would be governed by the qualifying Allocation Statute or Statutory Trust.
3.Voluntary Redistribution. A Settling State may choose to reallocate all or a portion of its State Fund to its Abatement Accounts Fund. A Participating Subdivision included on Exhibit G may choose to reallocate all or a portion of its allocation from the Subdivision Fund to the State’s Abatement Accounts Fund or to another Participating Subdivision. For a voluntary redistribution to be applied to the relevant portion of an Annual Payment, notice must be provided to the Settling Distributors and the Settlement Fund Administrator at least sixty (60) calendar days prior to the Payment Date.
4.Distribution in the Absence of a State-Subdivision Agreement, Allocation Statute, or Statutory Trust. If Section V.D.1 and Section V.D.2 do not apply, amounts apportioned to that State’s State Fund, Abatement Accounts Fund, and Subdivision Fund under Section V.C shall be distributed as follows:
a.Amounts apportioned to that State’s State Fund shall be distributed to that State.
b.Amounts apportioned to that State’s Abatement Accounts Fund shall be distributed consistent with Section V.E. Each Settling State shall submit to the Settlement Fund Administrator a designation of a lead state agency or other entity to serve as the single point of contact for that Settling State’s funding requests from the Abatement Accounts Fund and other communications with the Settlement Fund Administrator. The designation of an individual entity is for administrative purposes only and such designation shall not limit funding to such entity or even require that such entity receive funds from this Agreement. The designated entity shall be the only entity authorized to request funds from the Settlement Fund Administrator to be disbursed from that Settling State’s Abatement Accounts Fund. If a Settling State has established a Statutory Trust then that Settling State’s single point of contact may direct the Settlement Fund Administrator to release the State’s Abatement Accounts Fund to the Statutory Trust.
c.Amounts apportioned to that State’s Subdivision Fund shall be distributed to Participating Subdivisions in that State included on

Exhibit G per the Subdivision Allocation Percentage listed in Exhibit G. Section VII.I shall govern amounts that would otherwise be distributed to Non-Participating Subdivisions listed in Exhibit G. For the avoidance of doubt and notwithstanding any other provision in this Agreement, no Non-Participating Subdivision will receive any amount from the Settlement Fund, regardless of whether such Subdivision is included on Exhibit G.
d.Special Districts shall not be allocated funds from the Subdivision Fund, except through a voluntary redistribution allowed by Section V.D.3. A Settling State may allocate funds from its State Fund or Abatement Accounts Fund for Special Districts.
5.     Restrictions on Distribution. No amounts may be distributed from the Subdivision Fund contrary to Section VII, i.e., no amounts may be distributed directly to Non-Participating Subdivisions or to Later Participating Subdivisions to the extent such a distribution would violate Section VII.E through Section VII.H. Amounts allocated to the Subdivision Fund that cannot be distributed by virtue of the preceding sentence shall be distributed into the sub-account in the Abatement Accounts Fund for the Settling State in which the Subdivision is located, unless those payments are redirected elsewhere by a State-Subdivision Agreement described in Section V.D.1 or by an Allocation Statute or a Statutory Trust described in Section V.D.2.
E.     Provisions Regarding the Abatement Accounts Fund.
1.State-Subdivision Agreement, Allocation Statute, and Statutory Trust Fund Provisions. A State-Subdivision Agreement, Allocation Statute, or Statutory Trust may govern the operation and use of amounts in that State’s Abatement Accounts Fund so long as it complies with the requirements of Section V.D.1 or Section V.D.2, as applicable, and all direct payments to Subdivisions comply with Section VII.E through Section VII.H.
2.Absence of a State-Subdivision Agreement, Allocation Statute, or Statutory Trust. In the absence of a State-Subdivision Agreement, Allocation Statute, or Statutory Trust that addresses distribution, the Abatement Accounts Fund will be used solely for future Opioid Remediation9 and the following shall apply with respect to a Settling State:
a.Regional Remediation.
(i)     At least fifty percent (50%) of distributions for remediation from a State’s Abatement Accounts Fund shall be annually allocated and tracked to the regional level. A Settling State may
9 Future Opioid Remediation includes amounts paid to satisfy any future demand by another governmental entity to make a required reimbursement in connection with the past care and treatment of a person related to the Alleged Harms.

allow the Advisory Committee established pursuant to Section V.E.2.d to define its regions and assign regional allocations percentages. Otherwise, a Settling State shall (A) define its initial regions, which shall consist of one (1) or more General Purpose Subdivisions and which shall be designated by the state agency with primary responsibility for substance abuse disorder services employing, to the maximum extent practical, existing regions established in that State for opioid abuse treatment or other public health purposes; (B) assign initial regional allocation percentages to the regions based on the Subdivision Allocation Percentages in Exhibit G and an assumption that all Subdivisions included on Exhibit G will become Participating Subdivisions.
(ii)     This minimum regional expenditure percentage is calculated on the Settling State’s initial Abatement Accounts Fund allocation and does not include any additional amounts a Settling State has directed to its Abatement Accounts Fund from its State Fund, or any other amounts directed to the fund. A Settling State may dedicate more than fifty percent (50%) of its Abatement Accounts Fund to the regional expenditure and may annually adjust the percentage of its Abatement Accounts Fund dedicated to regional expenditures as long as the percentage remains above the minimum amount.
(iii)    The Settling State (A) has the authority to adjust the definition of the regions, and (B) may annually revise the percentages allocated to each region to reflect the number of General Purpose Subdivisions in each region that are Non-Participating Subdivisions.
b.     Subdivision Block Grants. Certain Subdivisions shall be eligible to receive regional allocation funds in the form of a block grant for future Opioid Remediation. A Participating Subdivision eligible for block grants is a county or parish (or in the case of States that do not have counties or parishes that function as political subdivisions, a city) that (1) does not contain a Litigating Subdivision or a Later Litigating Subdivision for which it has the authority to end the litigation through a release, bar or other action, (2) either (i) has a population of 400,000 or more or (ii) in the case of California has a population of 750,000 or more, and (3) has funded or otherwise managed an established health care or treatment infrastructure (e.g., health department or similar agency). Each Subdivision eligible to receive block grants shall be assigned its own region.
c.    Small States. Notwithstanding the provisions of Section V.E.2.a, Settling States with populations under four (4) million that do not have existing regions described in Section V.E.2.a shall not be required to establish regions. However, such a Settling State that contains one (1) or more Subdivisions eligible for block grants under Section V.E.2.c shall be divided regionally so that each block-grant eligible Subdivision is a region and the remainder of the state is a region.
d.    Advisory Committee. The Settling State shall designate an Opioid Settlement Remediation Advisory Committee (the “Advisory Committee”) to provide input and recommendations regarding remediation spending from that Settling State’s Abatement Accounts Fund. A Settling State may elect to use an existing advisory committee or similar entity (created outside of a State-Subdivision Agreement or Allocation Statute); provided, however, the Advisory Committee or similar entity shall meet the following requirements:
(i)    Written guidelines that establish the formation and composition of the Advisory Committee, terms of service for members, contingency for removal or resignation of members, a schedule of meetings, and any other administrative details;
(ii)    Composition that includes at least an equal number of local representatives as state representatives;
(iii)    A process for receiving input from Subdivisions and other communities regarding how the opioid crisis is affecting their communities, their abatement needs, and proposals for abatement strategies and responses; and
(iv)    A process by which Advisory Committee recommendations for expenditures for Opioid Remediation will be made to and considered by the appropriate state agencies.
3.    Abatement Accounts Fund Reporting. The Settlement Fund Administrator shall track and assist in the report of remediation disbursements as agreed to among the Settling Distributors and the Enforcement Committee.
F.     Nature of Payment. Each of the Settling Distributors, the Settling States, and the Participating Subdivisions acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, including, but not limited to, the scope of the Released Claims:
1.It has entered into this Agreement to avoid the delay, expense, inconvenience, and uncertainty of further litigation;
2.(a) The Settling States and Participating Subdivisions sought compensatory restitution (within the meaning of 26 U.S.C. § 162(f)(2)(A)) as damages for the Alleged Harms allegedly suffered by the Settling States and Participating Subdivisions; (b) the Compensatory Restitution Amount is no greater than the amount, in the aggregate, of the Alleged Harms allegedly suffered by the Settling States and Participating Subdivisions; and (c) the portion of the Compensatory Restitution Amount received by each Settling State or Participating Subdivision is no greater than the amount of the Alleged Harms allegedly suffered by such Settling State or Participating Subdivision;
3.The payment of the Compensatory Restitution Amount by the Settling Distributors constitutes, and is paid for, compensatory restitution (within the meaning of 26 U.S.C. § 162(f)(2)(A)) for alleged damage or harm (as compensation for alleged damage or harm arising out of alleged bodily injury) allegedly caused by the Settling Distributors;
4.The Compensatory Restitution Amount is being paid as compensatory restitution (within the meaning of 26 U.S.C. § 162(f)(2)(A)) in order to restore, in whole or in part, the Settling States and Participating Subdivisions to the same position or condition that they would be in had the Settling States and Participating Subdivisions not suffered the Alleged Harms; and
5.For the avoidance of doubt: (a) no portion of the Compensatory Restitution Amount represents reimbursement to any Settling State or Participating Subdivision or other person or entity for the costs of any investigation or litigation, (b) the entire Compensatory Restitution Amount is properly characterized as described in Section V.F, and (c) no portion of the Compensatory Restitution Amount constitutes disgorgement or is properly characterized as the payment of statutory or other fines, penalties, punitive damages, or other punitive assessments.
VI.     Enforcement
A.Enforceability. This Agreement is enforceable only by the Settling States and the Settling Distributors; provided, however, that Released Entities may enforce Section XI and Participating Subdivisions listed on Exhibit G have the enforcement rights described in Section VI.D. Except to the extent allowed by the Injunctive Relief Terms, Settling States and Participating Subdivisions shall not have enforcement rights with respect to either the terms of this Agreement that apply only to or in other States or any Consent Judgment entered into by another Settling State. Participating Subdivisions shall not have enforcement rights against the Settling Distributors with respect to this Agreement or any Consent Judgment except that Participating Subdivisions listed on Exhibit G shall have enforcement rights as set forth herein as to payments that would be allocated to the Subdivision Fund or Abatement Accounts Fund pursuant to Section V; provided, however, that each Settling State shall allow Participating Subdivisions in such Settling State to notify it of any perceived violations of this Agreement or the applicable Consent Judgment.
B.Jurisdiction. The Settling Distributors consent to the jurisdiction of the court in which each Settling State files its Consent Judgment, limited to resolution of disputes identified in Section VI.F.1 for resolution in that court.
C.Specific Terms Dispute Resolution.

1.Any dispute that is addressed by the provisions set forth in the Injunctive Relief Terms shall be resolved as provided therein.
2.In the event that Settling Distributors believe that the eight-five percent (85%) threshold established in Section V.B.1 is not being satisfied, any Party may request that the Settling Distributors and Enforcement Committee meet and confer regarding the use of funds to implement Section V.B.1. The completion of such meet-and-confer process is a precondition to further action regarding any such dispute. Further action concerning Section V.B.1 shall: (i) be limited to the Settling Distributors seeking to reduce their Annual Payments by no more than five percent (5%) of the difference between the actual amount of Opioid Remediation and the eighty-five percent (85%) threshold established in Section V.B.1; (ii) only reduce Annual Payments to those Settling States and their Participating Subdivisions that are below the eighty-five percent (85%) threshold established in Section V.B.1; and (iii) not reduce Annual Payments restricted to future Opioid Remediation.
D.    State-Subdivision Enforcement.
1.A Subdivision shall not have enforcement rights against a Settling State in which it is located with respect to this Agreement or any Consent Judgment except that a Participating Subdivision listed on Exhibit G shall have enforcement rights (a) as provided for in a State-Subdivision Agreement, Allocation Statute, or Statutory Trust with respect to intrastate allocation or (b) in the absence of a State-Subdivision Agreement, Allocation Statute, or Statutory Trust, to allegations that (i) the Settling State’s use of Abatement Accounts Fund monies were not used for uses similar to or in the nature of those uses contained in Exhibit E; or (ii) a Settling State failed to pay funds directly from the Abatement Accounts Fund to a Participating Subdivision eligible to receive a block grant pursuant to Section V.E.2.b.
2.A Settling State shall have enforcement rights against a Participating Subdivision located in its territory (a) as provided for in a State-Subdivision Agreement, Allocation Statute, or Statutory Trust; or (b) in the absence of a State-Subdivision Agreement, Allocation Statute, or Statutory Trust, to allegations that the Participating Subdivisions’ uses of Abatement Accounts Fund monies were not used for purposes similar to or in the nature of those uses contained in Exhibit E.
3.As between Settling States and Participating Subdivisions, the above rights are contractual in nature and nothing herein is intended to limit, restrict, change or alter any other existing rights under law.
E.     Subdivision Distributor Payment Enforcement. A Participating Subdivision listed on Exhibit G shall have the same right as a Settling State pursuant to Section VI.F.2.a(v) to seek resolution regarding the failure by a Settling Distributor to make its allocable share of an Annual Payment in a Payment Year.

F.    Other Terms Regarding Dispute Resolution.
1.Except to the extent provided by Section VI.C or Section VI.F.2, all disputes shall be resolved in either the court that entered the relevant Consent Judgment or, if no such Consent Judgment was entered, a state or territorial court with jurisdiction located wherever the seat of the relevant state government is located.
a.State court proceedings shall be governed by the rules and procedures of the relevant forum.
b.For the avoidance of doubt, disputes to be resolved in state court include, but are not limited to, the following:
(i)    disputes concerning whether expenditures qualify as Opioid Remediation;
(ii)    disputes between a Settling State and its Participating Subdivisions as provided by Section VI.D, except to the extent the State-Subdivision Agreement provides for other dispute resolution mechanisms. For the avoidance of doubt, disputes between a Settling State and any Participating Subdivision shall not be considered National Disputes;
(iii)    whether this Agreement and relevant Consent Judgment are binding under state law;
(iv)    the extent of the Attorney General’s or other participating entity’s authority under state law, including the extent of the authority to release claims;
(v)    whether the definition of a Bar, a Case-Specific Resolution, Final Order, lead state agency as described in Section V.D.4.b, Later Litigating Subdivision, Litigating Subdivision, or Threshold Motion have been met; and
(vi)    all other disputes not specifically identified in Section VI.C or Section VI.F.2.
c.     Any Party may request that the National Arbitration Panel provide an interpretation of any provision of the settlement that is relevant to the state court determination, and the National Arbitration Panel shall make reasonable best efforts to supply such interpretation within the earlier of thirty (30) calendar days or the time period required by the state court proceedings. Any Party may submit that interpretation to the state court to the extent permitted by, and for such weight provided by, the state court’s rules and procedures. If requested by a Party, the National Arbitration Panel shall request that its interpretation be accepted in the form of an amicus curiae brief, and any attorneys’ fees and costs for preparing any such filing shall be paid for by the requesting Party.

2.     National Disputes involving a Settling State, a Participating Subdivision that has enforcement rights pursuant to Section VI.A, and/or a Settling Distributor shall be resolved by the National Arbitration Panel.
a.National Disputes are disputes that are not addressed by Section VI.C, and which are exceptions to Section VI.F.1’s presumption of resolution in state courts because they involve issues of interpretation of terms contained in this Agreement applicable to all Settling States without reference to a particular State’s law. Disputes between a Settling State and any Participating Subdivision shall not be considered National Disputes. National Disputes are limited to the following:
(i)    the amount of offset and/or credit attributable to Non-Settling States or the Tribal/W. Va. Subdivision Credit;
(ii)    issues involving the scope and definition of Product;
(iii)    interpretation and application of the terms “Covered Conduct,” “Released Entities,” and “Released Claims”;
(iv)    the allocation of payments among Settling Distributors as described in Section IV.I;
(v)    the failure by a Settling Distributor to pay its allocable share of the Annual Payment or of the Additional Restitution Amount in a Payment Year, but for the avoidance of doubt, disputes between a Settling Distributor and a Settling State over the amounts owed only to that state that do not affect any other Settling State shall not be considered National Disputes;
(vi)    the interpretation and application of the significant financial constraint provision in Section IV.K, including, without limitation, eligibility for and amount of deferrals for any given year, time for repayment, and compliance with restrictions during deferral term;
(vii)    the interpretation and application of the prepayment provisions as described in Section IV.J;
(viii)    the interpretation and application of any most-favored-nation provision in Section XIV.E;
(ix)    questions regarding the performance and/or removal of the Settlement Fund Administrator;
(x)    replacement of the Monitor, as provided in the Injunctive Relief Terms;
(xi)    disputes involving liability of successor entities;

(xii)    disputes that require a determination of the sufficiency of participation in order to qualify for Incentive Payments A, B, or C, as well as disputes over qualification for Participation Tiers;
(xiii)    disputes involving a Releasor’s compliance with, and the appropriate remedy under, Section XI.B.I.A.3;
(xiv)    disputes requiring the interpretation of Agreement terms that are national in scope or impact, which shall mean disputes requiring the interpretation of Agreement terms that (i) concretely affect four (4) or more Settling States; and (ii) do not turn on unique definitions and interpretations under state law; and
(xv)    any dispute subject to resolution under Section VI.F.1 but for which all parties to the dispute agree to arbitration before the National Arbitration Panel under the provisions of this Section VI.F.2.
b.     The National Arbitration Panel shall be comprised of three (3) arbitrators. One (1) arbitrator shall be chosen by the Settling Distributors, one (1) arbitrator shall be chosen by the Enforcement Committee with due input from Participating Subdivisions listed on Exhibit G, and the third arbitrator shall be agreed upon by the first two (2) arbitrators. The membership of the National Arbitration Panel is intended to remain constant throughout the term of this Agreement, but in the event that replacements are required, the retiring arbitrator shall be replaced by the party that selected him/her.
c.    The National Arbitration Panel shall make reasonable best efforts to decide all matters within one hundred eighty (180) calendar days of filing, and in no event shall it take longer than one (1) year.
d.    The National Arbitration Panel shall conduct all proceedings in a reasonably streamlined process consistent with an opportunity for the parties to be heard. Issues shall be resolved without the need for live witnesses where feasible, and with a presumption in favor of remote participation to minimize the burdens on the parties.
e.    To the extent allowed under state law, a Settling State, a Participating Subdivision that has enforcement rights pursuant to Section VI.A, and (at any party’s request) the National Arbitration Panel may certify to an appropriate state court any question of state law. The National Arbitration Panel shall be bound by a final state court determination of such a certified question. The time period for the arbitration shall be tolled during the course of the certification process.
f.    The arbitrators will give due deference to any authoritative interpretation of state law, including any declaratory judgment or similar relief obtained by a Settling State, a Participating Subdivision that has enforcement rights pursuant to Section VI.A, or Settling Distributor on a state law issue.
g.    The decisions of the National Arbitration Panel shall be binding on Settling States, Participating Subdivisions, Settling Distributors, and the Settlement Fund Administrator. In any proceeding before the National Arbitration Panel involving a dispute between a Settling State and one or more Settling Distributors whose resolution could prejudice the rights of a Participating Subdivision(s) in that Settling State, such Participating Subdivision(s) shall be allowed to file a statement of view in the proceeding.
h.    Nothing herein shall be construed so as to limit or otherwise restrict a State from seeking injunctive or other equitable relief in state court to protect the health, safety, or welfare of its citizens.
i    Each party shall bear its own costs in any arbitration or court proceeding arising under this Section VI. The costs for the arbitrators on the National Arbitration Panel shall be divided and paid equally by the disputing sides for each individual dispute, e.g., a dispute between a Settling Distributor and Settling States/Participating Subdivisions shall be split fifty percent (50%) by the Settling Distributor and fifty percent (50%) by the Settling States/Participating Subdivisions that are parties to the dispute; a dispute between a Settling State and a Participating Subdivision shall be split fifty percent (50%) by the Settling State that is party to the dispute and fifty percent (50%) by any Participating Subdivisions that are parties to the dispute.
3.    Prior to initiating an action to enforce pursuant to this Section VI.F, the complaining party must:
a.Provide written notice to the Enforcement Committee of its complaint, including the provision of the Consent Judgment and/or Agreement that the practice appears to violate, as well as the basis for its interpretation of the disputed provision. The Enforcement Committee shall establish a reasonable process and timeline for obtaining additional information from the involved parties; provided, however, that the date the Enforcement Committee establishes for obtaining additional information from the parties shall not be more than forty-five (45) calendar days following the notice. The Enforcement Committee may advise the involved parties of its views on the complaint and/or seek to resolve the complaint informally.
b.Wait to commence any enforcement action until thirty (30) calendar days after the date that the Enforcement Committee establishes for obtaining additional information from the involved parties.

4.    If the parties to a dispute cannot agree on the proper forum for resolution of the dispute under the provisions of Section VI.F.1 or Section VI.F.2, a committee comprising the Enforcement Committee and sufficient representatives of the Settling Distributors such that the members of the Enforcement Committee have a majority of one (1) member will determine the forum where the dispute will be initiated within twenty-eight (28) calendar days of receiving notification of the dispute relating to the proper forum. The forum identified by such committee shall be the sole forum for litigating the issue of which forum will hear the substantive dispute, and the committee’s identification of such forum in the first instance shall not be entitled to deference by the forum selected.
G.     No Effect. Nothing in this Agreement shall be interpreted to limit the Settling State’s Civil Investigative Demand (“CID”) or investigative subpoena authority, to the extent such authority exists under applicable state law and the CID or investigative subpoena is issued pursuant to such authority, and Settling Distributors reserve all of their rights in connection with a CID or investigative subpoena issued pursuant to such authority.
VII.     Participation by Subdivisions
A.Notice. No later than fifteen (15) calendar days after the Preliminary Agreement Date, the Settling States, with the cooperation of the Settling Distributors, shall send individual written notice of the opportunity to participate in this Agreement and the requirements of participation to all Subdivisions in the Settling States that are (1) Litigating Subdivisions or (2) Non-Litigating Subdivisions listed on Exhibit G. The costs of the written notice to such Subdivisions shall be paid for by the Settling Distributors. The Settling States, with the cooperation of the Settling Distributors, may also provide general notice reasonably calculated to alert Non-Litigating Subdivisions in the Settling States to this Agreement, the opportunity to participate in it, and the requirements for participation. Such notice may include publication and other standard forms of notification, as well as notice to national state and county organizations such as the National Association of Counties and the National League of Cities. The notice will include that the deadline for becoming an Initial Participating Subdivision is the Initial Participation Date. Nothing contained herein shall preclude a Settling State from providing further notice to or otherwise contacting any of its Subdivisions about becoming a Participating Subdivision, including beginning any of the activities described in this paragraph prior to the Preliminary Agreement Date.
B.Requirements for Becoming a Participating Subdivision⸺Non-Litigating Subdivisions. A Non-Litigating Subdivision in a Settling State may become a Participating Subdivision by returning an executed Subdivision Settlement Participation Form to the Settlement Fund Administrator specifying (1) that the Subdivision agrees to the terms of this Agreement pertaining to Subdivisions, (2) that the Subdivision releases all Released Claims against all Released Entities, (3) that the Subdivision agrees to use monies it receives, if any, from the Settlement Fund pursuant to the applicable requirements of Section V; provided, however, that Non-Litigating Subdivisions may only use monies originating from the

Settlement Fund for purposes that qualify as Opioid Remediation, and (4) that the Subdivision submits to the jurisdiction of the court where the applicable Consent Judgment is filed for purposes limited to that court’s role under this Agreement. The required Subdivision Settlement Participation Form is attached as Exhibit K.
C.Requirements for Becoming a Participating Subdivision⸺Litigating Subdivisions/Later Litigating Subdivisions. A Litigating Subdivision or Later Litigating Subdivision in a Settling State may become a Participating Subdivision by returning an executed Subdivision Settlement Participation Form to the Settlement Fund Administrator and upon prompt dismissal with prejudice of its lawsuit. A Settling State may require each Litigating Subdivision in that State to specify on the Subdivision Settlement Participation Form whether its counsel has waived any contingency fee contract with that Participating Subdivision and whether, if eligible, it intends to seek fees pursuant to Exhibit R. The Settlement Fund Administrator shall provide quarterly reports of this information to the parties organized by Settling State. A Litigating Subdivision or Later Litigating Subdivision may not become a Participating Subdivision after the completion of opening statements in a trial of the lawsuit it brought that includes a Released Claim against a Released Entity.
D.Initial Participating Subdivisions. A Subdivision qualifies as an Initial Participating Subdivision if it meets the applicable requirements for becoming a Participating Subdivision set forth in Section VII.B or Section VII.C by the Initial Participation Date. All Subdivision Settlement Participation Forms shall be held in escrow by the Settlement Fund Administrator until the Reference Date.
E.Later Participating Subdivisions. A Subdivision that is not an Initial Participating Subdivision may become a Later Participating Subdivision by meeting the applicable requirements for becoming a Participating Subdivision set forth in Section VII.B or Section VII.C after the Initial Participation Date and by agreeing to be subject to the terms of a State-Subdivision Agreement (if any) or any other structure adopted or applicable pursuant to Section V.D or Section V.E. The following provisions govern what a Later Participating Subdivision can receive (but do not apply to Initial Participating Subdivisions):
1.Except as provided in Section IV.C, a Later Participating Subdivision shall not receive any share of any Annual Payment due before it became a Participating Subdivision.
2.A Later Participating Subdivision that becomes a Participating Subdivision after July 15, 2022 shall receive seventy-five percent (75%) of the share of future base or incentive payments that it would have received had it become a Later Participating Subdivision prior to that date (unless the Later Participating Subdivision is subject to Section VII.E.3 or Section VII.E.4).
3.A Later Participating Subdivision that, after the Initial Participation Date, maintains a lawsuit for a Released Claim(s) against a Released Entity and has judgment entered against it on every such Claim before it became a

Participating Subdivision (other than a consensual dismissal with prejudice) shall receive fifty percent (50%) of the share of future base or incentive payments that it would have received had it become a Later Participating Subdivision prior to such judgment; provided, however, that if the Subdivision appeals the judgment and the judgment is affirmed with finality before the Subdivision becomes a Participating Subdivision, the Subdivision shall not receive any share of any base payment or incentive payments.
4.A Later Participating Subdivision that becomes a Participating Subdivision while a Bar or Case-Specific Resolution involving a different Subdivision exists in its State shall receive twenty-five percent (25%) of the share of future base or incentive payments that it would have received had it become a Later Participating Subdivision without such Bar or Case-Specific Resolution.
F.    No Increase in Payments. Amounts to be received by Later Participating Subdivisions shall not increase the payments due from the Settling Distributors.
G.    Ineligible Subdivisions. Subdivisions in Non-Settling States and Prior Litigating Subdivisions are not eligible to be Participating Subdivisions.
H.    Non-Participating Subdivisions. Non-Participating Subdivisions shall not directly receive any portion of any Annual Payment, including from the State Fund and direct distributions from the Abatement Accounts Fund; however, a Settling State may choose to fund future Opioid Remediation that indirectly benefits Non-Participating Subdivisions.
I.    Unpaid Allocations to Later Participating Subdivisions and Non-Participating Subdivisions. Any base payment and incentive payments allocated pursuant to Section V.D to a Later Participating Subdivision or Non-Participating Subdivision that cannot be paid pursuant to this Section VII, including the amounts that remain unpaid after the reductions required by Section VII.E.2 through Section VII.E.4, will be allocated to the Abatement Accounts Fund for the Settling State in which the Subdivision is located, unless those payments are redirected elsewhere by a State-Subdivision Agreement or by a Statutory Trust.
VIII.     Condition to Effectiveness of Agreement and Filing of Consent Judgment
A.Determination to Proceed With Settlement.
1.The Settling States shall confer with legal representatives of the Participating Subdivisions listed on Exhibit G and inform the Settling Distributors no later than fifteen (15) calendar days prior to the Reference Date whether there is sufficient participation to proceed with this Agreement. Within seven (7) calendar days of informing the Settling Distributors that there is sufficient participation to proceed, the Settling States will deliver all signatures and releases required by the Agreement to be provided by the Settling States to the Settling Distributors.

2.If the Settling States inform Settling Distributors that there is sufficient participation, the Settling Distributors will then determine on or before the Reference Date whether there is sufficient State participation and sufficient resolution of the Claims of the Litigating Subdivisions in the Settling States (through participation under Section VII, Case-Specific Resolution(s) and Bar(s)) to proceed with this Agreement. The determination shall be in the sole discretion of the Settling Distributors and may be based on any criteria or factors deemed relevant by the Settling Distributors.
B.    Notice by Settling Distributors. On or before the Reference Date, the Settling Distributors shall inform the Settling States of their determination pursuant to Section VIII.A. If the Settling Distributors determine to proceed, the Parties will proceed to file the Consent Judgments and the obligations in the Subdivision Settlement Participation Forms will be effective and binding as of the Reference Date. If the Settling Distributors determine not to proceed, this Agreement will have no further effect, any amounts placed in escrow for Payment Year 1, including funds referenced in Section IV.C.1, Section IX, Section X, and Exhibit M, shall be returned to the Settling Distributors, and all releases (including those contained in Subdivision Settlement Participation Forms) and other commitments or obligations contained herein or in Subdivision Settlement Participation Forms will be void.
C.     Determination of the Participation Tier.
1.On the Reference Date, provided that Settling Distributors determine to proceed with this Agreement, the Settlement Fund Administrator shall determine the Participation Tier. The criteria used to determine the Participation Tier are set forth in Exhibit H. Any disputes as to the determination of the Participation Tier shall be decided by the National Arbitration Panel.
2.The Participation Tier shall be redetermined by the Settlement Fund Administrator annually as of the Payment Date, beginning with Payment Year 3, pursuant to the criteria set forth in Exhibit H.
3.After Payment Year 6, the Participation Tier cannot move higher, unless this restriction is waived by the Settling Distributors.
4.In the event that a Participation Tier redetermination moves the Participation Tier higher, and that change is in whole or in part as a result of the post-Reference Date enactment of a Bar and there is later a Revocation Event with respect to such Bar, then on the next Payment Date that is at least one hundred eighty (180) calendar days after the Revocation Event, the Participation Tier shall move down to the Participation Tier that would have applied had the Bar never been enacted, unless the Bar is reinstated or all Subdivisions affected by the Revocation Event become Participating Subdivisions within one hundred eighty (180) calendar days of the Revocation Event. This is the sole circumstance in which, on a nationwide basis, the Participation Tier can move down.

5.In the event that there is a post-Reference Date Revocation Event with respect to a Bar that was enacted in a Settling State prior to the Reference Date, then, on the next Payment Date that is at least one hundred eighty (180) calendar days after the Revocation Event, unless the Bar is reinstated or all Subdivisions affected by the Revocation Event become Participating Subdivisions within one hundred eighty (180) calendar days of the Revocation Event, the Participation Tier shall decrease – solely for the State in which the Revocation Event occurred – to the Participation Tier commensurate with the percentage of Litigating Subdivisions in that State that are Participating Subdivisions and the percentage of Non-Litigating Subdivisions that are both Primary Subdivisions and Participating Subdivisions, according to the criteria set forth in Exhibit G, except that the calculations shall be performed as to that State alone. For the avoidance of doubt and solely for the calculation in this subparagraph, the Settling States Column of Exhibit H shall play no role. This is the sole circumstance in which one Settling State will have a different Participation Tier than other Settling States.
6.The redetermination of the Participation Tier under Section VIII.C.2 shall not affect payments already made or suspensions, offsets, or reductions already applied.
IX.     Additional Restitution
A.Additional Restitution Amount. Pursuant to the schedule set forth in Exhibit M and subject to the reduction specified in Section IX.B, the Settling Distributors shall pay an Additional Restitution Amount to the Settling States listed in Exhibit N. Such funds shall be paid, on the schedule set forth on Exhibit M, on the Payment Date for each relevant Payment Year to such Settling States as allocated by the Settlement Fund Administrator pursuant to Exhibit N.
B.Reduction of Additional Restitution Amount. In the event that any Non-Settling States appear on Exhibit N, the amounts owed by Settling Distributors pursuant to this Section IX shall be reduced by the allocations set forth on Exhibit N for any such Non-Settling States.
C.Use of Funds. All funds paid as an Additional Restitution Amount shall be part of the Compensatory Restitution Amount, shall be used for Opioid Remediation, except as allowed by Section V.B.2, and shall be governed by the same requirements as specified in Section V.F.
X.     Plaintiffs’ Attorneys’ Fees and Costs
The Agreement on Attorneys’ Fees, Expenses and Costs is set forth in Exhibit R and incorporated herein by reference. The Agreement on the State Outside Counsel Fee Fund and Agreement on the State Cost Fund Administration are set forth in Exhibit S and Exhibit T, respectively, and are incorporated herein by reference.
XI.     Release

A.Scope. As of the Effective Date, the Released Entities are hereby released and forever discharged from all of the Releasors’ Released Claims. Each Settling State (for itself and its Releasors) and Participating Subdivision hereby absolutely, unconditionally, and irrevocably covenants not to bring, file, or claim, or to cause, assist or permit to be brought, filed, or claimed, or to otherwise seek to establish liability for any Released Claims against any Released Entity in any forum whatsoever. The releases provided for in this Agreement are intended by the Parties to be broad and shall be interpreted so as to give the Released Entities the broadest possible bar against any liability relating in any way to Released Claims and extend to the full extent of the power of each Settling State and its Attorney General to release claims. This Agreement shall be a complete bar to any Released Claim.
B.Claim-Over and Non-Party Settlement.
1.It is the intent of the Parties that:
a.Released Entities should not seek contribution or indemnification (other than pursuant to an insurance contract), from other parties for their payment obligations under this Agreement;
b.the payments made under this Agreement shall be the sole payments made by the Released Entities to the Releasors involving, arising out of, or related to Covered Conduct (or conduct that would be Covered Conduct if engaged in by a Released Entity);
c.Claims by Releasors against non-Parties should not result in additional payments by Released Entities, whether through contribution, indemnification or any other means; and
d.the Agreement meets the requirements of the Uniform Contribution Among Joint Tortfeasors Act and any similar state law or doctrine that reduces or discharges a released party’s liability to any other parties.
The provisions of this Section XI.B are intended to be implemented consistent with these principles. This Agreement and the releases and dismissals provided for herein are made in good faith.
2.     No Released Entity shall seek to recover for amounts paid under this Agreement based on indemnification, contribution, or any other theory from a manufacturer, pharmacy, hospital, pharmacy benefit manager, health insurer, third-party vendor, trade association, distributor, or health care practitioner; provided that a Released Entity shall be relieved of this prohibition with respect to any entity that asserts a Claim-Over against it. For the avoidance of doubt, nothing herein shall prohibit a Released Entity from recovering amounts owed pursuant to insurance contracts.
3.    To the extent that, on or after the Reference Date, any Releasor enters into a Non-Party Settlement, including in any bankruptcy case or through any plan of reorganization (whether individually or as a class of creditors), the Releasor will include (or in the case of a Non-Party Settlement made in connection with a bankruptcy case, will cause the debtor to include), unless prohibited from doing so under applicable law, in the Non-Party Settlement a prohibition on contribution or indemnity of any kind substantially equivalent to that required from the Settling Distributors in Section XI.B.2, or a release from such Non-Released Entity in favor of the Released Entities (in a form equivalent to the releases contained in this Agreement) of any Claim-Over. The obligation to obtain the prohibition and/or release required by this subsection is a material term of this Agreement.
4.     In the event that any Releasor obtains a judgment with respect to Non-Party Covered Conduct against a Non-Released Entity that does not contain a prohibition like that described in Section XI.B.3, or any Releasor files a Non-Party Covered Conduct Claim against a Non-Released Entity in bankruptcy or a Releasor is prevented for any reason from obtaining a prohibition/release in a Non-Party Settlement as provided in Section XI.B.3, and such Non-Released Entity asserts a Claim-Over against a Released Entity, the Released Entity shall be relieved of the prohibition in Section XI.B.2 with respect to that Non-Released Entity and that Releasor and the Settling Distributors shall take the following actions to ensure that the Released Entities do not pay more with respect to Covered Conduct to Releasors or to Non-Released Entities than the amounts owed under this Settlement Agreement by the Settling Distributors:
a.Settling Distributors shall notify that Releasor of the Claim-Over within sixty (60) calendar days of the assertion of the Claim-Over or sixty (60) calendar days of the Effective Date of this Settlement Agreement, whichever is later;
b.Settling Distributors and that Releasor shall meet and confer concerning the means to hold Released Entities harmless and ensure that they are not required to pay more with respect to Covered Conduct than the amounts owed by Settling Distributors under this Agreement;
c.That Releasor and Settling Distributors shall take steps sufficient and permissible under the law of the State of the Releasor to hold Released Entities harmless from the Claim-Over and ensure Released Entities are not required to pay more with respect to Covered Conduct than the amounts owed by Settling Distributors under this Agreement. Such steps may include, where permissible:
(i)    Filing of motions to dismiss or such other appropriate motion by Settling Distributors or Released Entities, and supported by Releasors, in response to any claim filed in litigation or arbitration;
(ii)    Reduction of that Releasors’ Claim and any judgment it has obtained or may obtain against such Non-Released

Entity by whatever amount or percentage is necessary to extinguish such Claim-Over under applicable law, up to the amount that Releasor has obtained, may obtain, or has authority to control from such Non-Released Entity;
(iii)    Placement into escrow of funds paid by the Non-Released Entities such that those funds are available to satisfy the Claim-Over;
(iv)    Return of monies paid by Settling Distributors to that Releasor under this Settlement Agreement to permit satisfaction of a judgment against or settlement with the Non-Released Entity to satisfy the Claim-Over;
(v)    Payment of monies to Settling Distributors by that Releasor to ensure they are held harmless from such Claim-Over, up to the amount that Releasor has obtained, may obtain, or has authority to control from such Non-Released Entity;
(vi)    Credit to the Settling Distributors under this Agreement to reduce the overall amounts to be paid under the Agreement such that they are held harmless from the Claim-Over; and
(vii)    Such other actions as that Releasor and Settling Distributors may devise to hold Settling Distributors harmless from the Claim-Over.
d.     The actions of that Releasor and Settling Distributors taken pursuant to paragraph (c) must, in combination, ensure Settling Distributors are not required to pay more with respect to Covered Conduct than the amounts owed by Settling Distributors under this Agreement.
e.    In the event of any dispute over the sufficiency of the actions taken pursuant to paragraph (c), that Releasor and the Settling Distributors may seek review by the National Arbitration Panel, provided that, if the parties agree, such dispute may be heard by the state court where the relevant Consent Judgment was filed. The National Arbitration Panel shall have authority to require Releasors to implement a remedy that includes one or more of the actions specified in paragraph (c) sufficient to hold Released Entities fully harmless. In the event that the Panel’s actions do not result in Released Entities being held fully harmless, Settling Distributors shall have a claim for breach of this Agreement by Releasors, with the remedy being payment of sufficient funds to hold Settling Distributors harmless from the Claim-Over. For the avoidance of doubt, the prior sentence does not limit or eliminate any other remedy that Settling Distributors may have.
5.    To the extent that the Claim-Over is based on a contractual indemnity, the obligations under Section XI.B.4 shall extend solely to a Non-

Party Covered Conduct Claim against a pharmacy, clinic, hospital or other purchaser or dispenser of Products, a manufacturer that sold Products, a consultant, and/or a pharmacy benefit manager or other third-party payor. Each Settling Distributor shall notify the Settling States, to the extent permitted by applicable law, in the event that any of these types of Non-Released Entity asserts a Claim-Over arising out of contractual indemnity against it.
B.    Indemnification and Contribution Prohibited. No Released Entity shall seek to recover for amounts paid under this Agreement based on indemnification, contribution, or any other theory, from a manufacturer, pharmacy, hospital, pharmacy benefit manager, health insurer, third-party vendor, trade association, distributor, or health care practitioner. For the avoidance of doubt, nothing herein shall prohibit a Released Entity from recovering amounts owed pursuant to insurance contracts.
C.    General Release. In connection with the releases provided for in this Agreement, each Settling State (for itself and its Releasors) and Participating Subdivision expressly waives, releases, and forever discharges any and all provisions, rights, and benefits conferred by any law of any State or territory of the United States or other jurisdiction, or principle of common law, which is similar, comparable, or equivalent to § 1542 of the California Civil Code, which reads:
General Release; extent. A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that if known by him or her, would have materially affected his or her settlement with the debtor or released party.
A Releasor may hereafter discover facts other than or different from those which it knows, believes, or assumes to be true with respect to the Released Claims, but each Settling State (for itself and its Releasors) and Participating Subdivision hereby expressly waives and fully, finally, and forever settles, releases and discharges, upon the Effective Date, any and all Released Claims that may exist as of such date but which Releasors do not know or suspect to exist, whether through ignorance, oversight, error, negligence or through no fault whatsoever, and which, if known, would materially affect the Settling States’ decision to enter into this Agreement or the Participating Subdivisions’ decision to participate in this Agreement.
D.    Assigned Interest Waiver. To the extent that any Settling State has any direct or indirect interest in any rights of a third-party that is a debtor under the Bankruptcy Code as a result of a claim arising out of Covered Conduct by way of assignment or otherwise, including as a result of being the beneficiary of a trust or other distribution entity, to assert claims against a Settling Distributor (whether derivatively or otherwise), under any legal or equitable theory, including for indemnification, contribution, or subrogation, such Settling State waives the right to assert any such claim, or to receive a distribution or any benefit on account of such claim and such claim, distribution, or benefit shall be deemed assigned to such Settling Distributor.
E.    Res Judicata. Nothing in this Agreement shall be deemed to reduce the scope of the res judicata or claim preclusive effect that the settlement memorialized in this Agreement, and/or any Consent Judgment or other judgment entered on this Agreement, gives rise to under applicable law.
F.    Representation and Warranty. The signatories hereto on behalf of their respective Settling States expressly represent and warrant that they have (or have obtained, or will obtain no later than the Initial Participation Date) the authority to settle and release, to the maximum extent of the State’s power, all Released Claims of (1) their respective Settling States, (2) all past and present executive departments, state agencies, divisions, boards, commissions and instrumentalities with the regulatory authority to enforce state and federal controlled substances acts, and (3) any of their respective Settling State’s past and present executive departments, agencies, divisions, boards, commissions and instrumentalities that have the authority to bring Claims related to Covered Conduct seeking money (including abatement and/or remediation) or revocation of a pharmaceutical distribution license. For the purposes of clause (3) above, executive departments, agencies, divisions, boards, commissions, and instrumentalities are those that are under the executive authority or direct control of the State’s Governor. Also for the purposes of clause (3), a release from a State’s Governor is sufficient to demonstrate that the appropriate releases have been obtained.
G.    Effectiveness. The releases set forth in this Agreement shall not be impacted in any way by any dispute that exists, has existed, or may later exist between or among the Releasors. Nor shall such releases be impacted in any way by any current or future law, regulation, ordinance, or court or agency order limiting, seizing, or controlling the distribution or use of the Settlement Fund or any portion thereof, or by the enactment of future laws, or by any seizure of the Settlement Fund or any portion thereof.
H.    Cooperation. Releasors (1) will not encourage any person or entity to bring or maintain any Released Claim against any Released Entity and (2) will reasonably cooperate with and not oppose any effort by Settling Distributors to secure the prompt dismissal of any and all Released Claims.
I.    Non-Released Claims. Notwithstanding the foregoing or anything in the definition of Released Claims, this Agreement does not waive, release or limit any criminal liability, Claims for liability under tax law, Claims under securities law by a State Releasor as investor, Claims against parties who are not Released Entities, Claims by private individuals, and any claims arising under this Agreement for enforcement of this Agreement.
XII.     Later Litigating Subdivisions
A.Released Claims against Released Entities. Subject to Section XII.B, the following shall apply in the event a Later Litigating Subdivision in a Settling State maintains a lawsuit for a Released Claim against a Released Entity after the Reference Date:
1.The Released Entity shall take ordinary and reasonable measures to defend the action, including filing a Threshold Motion with respect to the Released Claim. The Released Entity shall further notify the Settling State and Settlement Fund Administrator immediately upon notice of a Later Litigating Subdivision bringing a lawsuit for a Released Claim, and shall not oppose a Settling State’s submission in support of the Threshold Motion.
2.The provisions of this Section XII.A.2 apply if the Later Litigating Subdivision is a Primary Subdivision (except as provided in Section XII.A.2.f):
a.If a lawsuit including a Released Claim survives until the Suspension Deadline for that lawsuit, the Settlement Fund Administrator shall calculate the Suspension Amount applicable to the next Payment due from the Settling Distributor(s) at issue and apportioned to the State of the Later Litigating Subdivision and to Subdivisions in that State; provided, however, that the Suspension Amount for a Payment Year cannot exceed the Suspension Cap. The Suspension Amount shall be paid into the Settlement Fund Escrow account. If the Suspension Amount exceeds the Suspension Cap for that Payment Year, then the remaining amount will be paid into the Settlement Fund Escrow in the following Payment Year, subject to the Suspension Cap for that Payment Year, and so forth in each succeeding Payment Year until the entire Suspension Amount has been paid into the Settlement Fund Escrow or the Released Claim is resolved, as provided below, whichever comes first. A suspension does not apply during the pendency of any appeal dismissing the lawsuit for a Released Claim in whole.
b.If the Released Claim is resolved with finality without requirement of payment by the Released Entity, the placement of any remaining balance of the Suspension Amount into the Settlement Fund Escrow shall cease and the Settlement Fund Administrator shall immediately transfer amounts in the Settlement Fund Escrow on account of the suspension to the Settling State at issue and its Participating Subdivisions. The lawsuit will not cause further suspensions unless the Released Claim is reinstated upon further review, legislative action, or otherwise.
c.If the Released Claim is resolved with finality on terms requiring payment by the Released Entity, the Settlement Fund Administrator will transfer the amounts in the Settlement Fund Escrow on account of the suspension to the Settling Distributor(s) at issue necessary to satisfy the payment obligation of the Released Entity to the relevant Later Litigating Subdivision. If any balance remains in the Settlement Fund Escrow on account of the suspension after transfer of the amount necessary to satisfy the payment obligation, the Settlement Fund Administrator will immediately transfer the balance to the Settling State at issue and its Participating Subdivisions. If the payment obligation of the Released Entity to the relevant Later Litigating Subdivision exceeds the amounts in the Settlement Fund Escrow on account of the suspension, the Settling Distributor at issue shall receive a dollar-for-dollar offset, subject to the yearly Offset Cap, for the excess amount against its obligation to pay its allocable share of Annual Payments that would be apportioned to the Settling State at issue and to its Subdivisions. The offset shall be applied as follows: first against the Settling Distributor’s allocable share of the Annual Payment due in Payment Year 18, up to the Offset Cap for that Payment Year, with any remaining amounts above the Offset Cap applied against the Settling Distributor’s allocable share of the Annual Payment due in Payment Year 17, up to the Offset Cap for that Payment Year, and so forth for each preceding Payment Year until the entire amount to be offset has been applied or no future Payment Years remain.
d.If the lawsuit asserting a Released Claim is resolved with finality on terms requiring payment by the Released Entity, and the Released Claim did not give rise to a suspension of any Settling Distributor’s portion of any Annual Payments (e.g., because it was resolved during Payment Years 1 or 2, during which all Settling States are deemed eligible for Incentive Payment A and thus no suspension of payments took place, as provided by Section XII.B), the Settling Distributor at issue shall receive a dollar-for-dollar offset, subject to the yearly Offset Cap, for the amount paid. The offset shall be applied against the relevant Settling Distributor’s allocable portion of the Annual Payments starting in Payment Year 18 and working backwards as set forth in Section XII.A.2.c. If the lawsuit for a Released Claim is otherwise resolved by the Released Entity, without the Settling Distributor filing a Threshold Motion despite an opportunity to do so, and the Released Claim did not give rise to a suspension of any Settling Distributor’s portion of any Annual Payments, the Settling Distributor at issue shall not receive any offset for the amount paid.
e.If more than one Primary Subdivision in a Settling State becomes a Later Litigating Subdivision, a single Suspension Cap applies and the total amounts deducted from the share of the Annual Payment allocated to the Settling State and its Participating Subdivisions in a given Payment Year cannot exceed the Suspension Cap. For the avoidance of doubt, an individual Primary Subdivision shall not trigger more than one suspension regardless if it (or any of its officials) is named as multiple plaintiffs in the same lawsuit.
f.This Section XII.A.2 shall not apply with respect to a Primary Subdivision that is either (i) a Later Litigating Subdivision under clause (3) of the definition of that term solely because a legislative Bar or legislative Case-Specific Resolution applicable as of the Reference Date is invalidated by judicial decision after the Reference Date or (ii) a Later Litigating Subdivision under clause (4) of the definition of that term. Such a Primary Subdivision shall be treated as a General Purpose Government under Section XII.A.3.
3.    The terms of this Section XII.A.3 apply if a the Later Litigating Subdivision is not a Primary Subdivision (except for Primary Subdivisions referenced in Section XII.A.2.f) but is a General Purpose Government, School District, Health District or Hospital District: if the Released Claim is resolved with finality on terms requiring payment by the Released Entity, the Settling Distributor at issue shall receive a dollar-for-dollar offset, subject to the yearly Offset Cap, for the amount paid against its portion of the obligation to make Annual Payments that would be apportioned to the Settling State at issue and to its Subdivisions. The offset shall be applied as follows: first against the relevant Settling Distributor’s allocable share of the Annual Payment due in Payment Year 18, up to the Offset Cap for that Payment Year, with any remaining amounts above the Offset Cap applied against the Payment due in Payment Year 17, up to the Offset Cap for that Payment Year, and so forth for each preceding Payment Year until the entire amount to be offset has been applied or no future Payment Year remains. If the Released Claim is resolved on terms requiring payment during the first two (2) Payment Years, in no case will any amounts be offset against the amounts due in Payment Years 1 and 2.
4.    In no event shall the total of Suspension Amounts and offsets pursuant to this Section applicable to a Settling State in a Payment Year for that Payment Year exceed the Offset Cap for that State. If, in a Payment Year, the total of Suspension Amounts and offsets applicable to a Settling State exceeds the Offset Cap, the Suspension Amounts shall be reduced so that the total of Suspension Amounts and offsets equals the Offset Cap.
5.    For the avoidance of doubt, any offset pursuant to this Section XII in a Settling State that is not eligible for Incentive Payment A shall continue to apply even if the Settling State at issue subsequently becomes eligible for Incentive Payment A.
6.    “Terms requiring payment” shall mean (i) a final monetary judgment or (ii) a settlement; provided that the Released Entity sought the applicable State Attorney General’s consent to the settlement and such consent was either obtained or unreasonably withheld. Should the judgment or settlement resolve claims that are not Released Claims, the offset shall be for the Released Claims portion only, which shall be distinguishable in the judgment or settlement.
B.    Exceptions.
1.Section XII.A shall not apply where the Settling State at issue meets the eligibility criteria for and is entitled to Incentive Payment A for the Payment Year at issue, except as expressly provided therein. For the avoidance of doubt, because all Settling States are deemed eligible for Incentive Payment A for Payment Years 1 and 2 under Section IV.F.1.c, a suspension of Payments under Section XII.A.2 shall not apply to any Settling States for those Payment Years.

2.An offset under Section XII.A.2 and Section XII.A.3 shall not apply where the Later Litigating Subdivision opted out of a Settlement Class Resolution in the Settling State at issue that was in full force and effect in that Settling State as of the due date of the payment for Payment Year 2 and remains in full force and effect; provided that an offset relating to that Subdivision may apply under Section XIII.
3.Section XII.A shall not apply where the Later Litigating Subdivision seeks less than $10 million, or so long as its total claim is reduced to less than $10 million, in the lawsuit for a Released Claim at issue.
4.An offset under Section XII.A.3 shall not apply where the applicable Participation Tier is Participation Tier 1 and the population of the Later Litigating Subdivision is under 10,000.
5.If the applicable Participation Tier is Participation Tier 2 or higher, and the Later Litigating Subdivision has a population less than 10,000, the offset under Section XII.A.3 shall only apply to amounts paid pursuant to a settlement or judgment that are over $10 million per case or resolution. Any type of consolidated or aggregated or joined or class actions, however styled, shall be considered a single case, and any resolutions that occur within a sixty (60) calendar day period of each other and involve Later Litigating Subdivisions that share common counsel and/or are created by the same or related judgments, settlement agreements, or other instruments or are conditioned upon one another, shall be considered a single resolution. For the avoidance of doubt, any such case or resolution shall have only a single $10,000,000 exemption from the offset under Section XII.A.3.
C.    No Effect on Other Provisions. A suspension or offset under Section XII.A shall not affect the Injunctive Relief Terms or the Consent Judgment.
D.    No Effect on Other States. A suspension or offset under Section XII.A applicable to one State shall not affect the allocation or payment of the Annual Payment to other Settling States.
XIII.    Reductions/Offsets
A.Non-Settling States. Non-Settling States shall not be eligible for any payments or have any rights in connection with this Agreement. Accordingly, the stated maximum dollar amounts of the payments specified in Exhibit M are reduced by the aggregate Overall Allocation Percentage of Non-Settling States as set forth in Exhibit F.
B.Offset Relating to Incentive Payment A. If a Settling State is not eligible for Incentive Payment A at the third Payment Date, the Settling Distributors shall receive an offset with respect to that State.10 The offset shall be the dollar amount difference between (1) the total amount of the Incentive Payment A due from the
10 For purposes of this provision, in determining whether a Settling State would not be eligible for Incentive Payment A for Payment Year 3, the criteria set forth in Section IV.F.1.b shall apply to that Payment Year.

Settling Distributors on the Effective Date and on the Payment Date for Payment Year 2 allocated to that State and its Participating Subdivisions, and (2) the total amount of Incentive Payments B and C that would have been due from the Settling Distributors on the Effective Date and on the Payment Date for Payment Year 2 so allocated but for the State’s deemed eligibility for Incentive Payment A. The offset shall be applied in equal installments to reduce the Annual Payments for Payment Years 3 through 7 that would be apportioned to that State and to its Subdivisions, and shall remain applicable even if that State subsequently becomes eligible for Incentive Payment A.
C.Settlement Class Resolution Opt Outs. If a Settling State is eligible for Incentive Payment A on the basis of a Settlement Class Resolution, and a Primary Subdivision that opted out of the Settlement Class Resolution maintains a lawsuit asserting a Released Claim against a Released Entity, the following shall apply. If the lawsuit asserting a Released Claim either survives a Threshold Motion or has an unresolved Threshold Motion fewer than sixty (60) calendar days prior to the scheduled start of a trial involving a Released Claim, and is resolved with finality on terms requiring payment by the Released Entity, the Settling Distributor at issue shall receive a dollar-for-dollar offset for the amount paid against its obligation to make remaining Incentive Payment A payments that would be apportioned to that State and to its Subdivisions. For the avoidance of doubt, an offset shall not be applicable under this subsection if it is applicable under Section XII.A with respect to the Subdivision at issue.
D.Revoked Bar, Settlement Class Resolution, or Case-Specific Resolution. If the Settling Distributors made any Annual Payments that included any incentive payments earned as a result of the existence of a Bar, Settlement Class Resolution, or Case-Specific Resolution in a Settling State, and there is subsequently a Revocation Event with respect to that Bar, Settlement Class Resolution, or Case-Specific Resolution after the determination of the amount of such Annual Payment, the Settling Distributors shall receive a dollar-for-dollar offset against the portion of remaining Annual Payments that would be allocated to that State and its Participating Subdivisions. This offset will be calculated as the dollar amount difference between (1) the total amount of incentive payments paid by the Settling Distributors by virtue of the Bar, Settlement Class Resolution, or Case-Specific Resolution subject to the Revocation Event and (2) the total amount of incentive payments that would have been due from the Settling Distributors during that time had the Bar, Settlement Class Resolution, or Case-Specific Resolution subject to the Revocation Event not been in effect. The amount of incentive payments that would have been due, referenced in clause (2) above, will be calculated one hundred eighty (180) calendar days after the Revocation Event; for purposes of calculating the amount of incentive payments that would have been due, any relevant Subdivision shall be included as a Participating Subdivision if: (1) its Released Claims are extinguished by any subsequent Bar, Settlement Class Resolution, or Case-Specific Resolution in effect as of the date of such calculation, or (2) it becomes a Participating Subdivision (in addition to all other Participating Subdivisions) prior to the date of such calculation.

E.Certain Taxes. Amounts paid by a Settling Distributor under an Opioid Tax in a Settling State in a Payment Year shall give rise to a dollar-for-dollar offset against that Settling Distributor’s obligation to pay its share of the Annual Payment in that Payment Year that would be allocated to the taxing State or its Participating Subdivisions. If such amounts paid exceed that Settling Distributor’s allocable share of the Annual Payment allocable to the taxing State or its Participating Subdivisions in that Payment Year, the excess shall carry forward as an offset against its allocable share of remaining Annual Payments that would be allocated to the taxing State or its Participating Subdivisions
F.Not Subject to Suspension Cap or Offset Cap. For the avoidance of doubt, neither the Suspension Cap nor the Offset Cap apply to the offsets and reductions set forth in this Section XIII.
XIV.     Miscellaneous
A.Population of General Purpose Governments. The population figures for General Purpose Governments shall be the published U.S. Census Bureau’s population estimates for July 1, 2019, released May 2020. These population figures shall remain unchanged during the term of this Agreement.11
B.Population of Special Districts. For any purpose in this Agreement in which the population of a Special District is used other than Section IV.F.1.b: (a) School Districts’ population will be measured by the number of students enrolled who are eligible under the Individuals with Disabilities Education Act (“IDEA”) or Section 504 of the Rehabilitation Act of 1973; (b) Health Districts’ and Hospital Districts’ population will be measured at twenty-five percent (25%) of discharges; and (c) all other Special Districts’ (including Fire Districts’ and Library Districts’) population will be measured at ten percent (10%) of the population served. The Settling Distributors and the Enforcement Committee shall meet and confer in order to agree on data sources for purposes of this Section prior to the Preliminary Agreement Date.
C.Population Associated with Sheriffs. For any purpose in this Agreement in which the population associated with a lawsuit by a sheriff is used, the population will be measured at twenty percent (20%) of the capacity of the jail(s) operated by the sheriff.
D.No Admission. The Settling Distributors do not admit liability or wrongdoing. Neither this Agreement nor the Consent Judgments shall be considered, construed or represented to be (1) an admission, concession or evidence of liability or wrongdoing or (2) a waiver or any limitation of any defense otherwise available to the Settling Distributors.
E.Most-Favored-Nation Provision.—Settling States.
11 The estimates for counties and parishes were accessed at https://www.census.gov/data/datasets/time-series/demo/popest/2010s-countiestotal.html. The estimates for cities and towns can currently be found at https://www.census.gov/data/datasets/time-series/demo/popest/2010s-total-cities-and-towns.html.

1.If, after the Reference Date, any Settling Distributor enters into any settlement agreement with any Non-Settling State that resolves Claims similar in scope to the Claims released by a Settling State under this Agreement on overall payment terms that are more favorable to such Non-Settling State than the overall payment terms of the Agreement (after due consideration of relevant differences in population or other appropriate factors), then the Settling States, individually or collectively, may elect to seek review, pursuant to Section XIV.E.3, of the overall payment terms of this Agreement and the Non-Settling State agreement so that such Settling State(s) may obtain, with respect to that Settling Distributor, overall payment terms at least as favorable as those obtained by such Non-Settling State. “Overall payment terms” refers to consideration of all payment terms of the two agreements, taken together, including, but not limited to the amount of payments, the timing of payments, and conditions or contingencies on payments.
2.For any settlement with a Non-Settling State involving Released Claims that is entered into after the Reference Date, Settling Distributors shall provide the Enforcement Committee with a copy of the settlement agreement or relevant consent judgment within thirty (30) calendar days of the consummation of such settlement. The Enforcement Committee will promptly distribute such copy to all Settling States.
3.In the event that one or more Settling State(s) believes that the overall payment terms of an agreement by a Settling Distributor with a Non-Settling State are more favorable to the Non-Settling State, when compared based on the totality of the considerations set forth in Section XIV.E.1, the Settling State(s) and the Settling Distributor shall engage in the following process:
a.The Settling State(s) shall provide notice, within sixty (60) calendar days of the date on which a settlement agreement or consent judgment is provided to the Enforcement Committee, to the Settling Distributor of its (their) intent to seek revision of this Agreement to provide payment terms that are, on an overall basis, as favorable as those obtained by the Non-Settling State. Such notice shall be confidential and not disclosed publicly to the extent allowed by law and shall state, in detail, the basis for the State’s (States’) belief that it (they) is entitled to a revision of the Agreement.
b.The Settling Distributor shall, within thirty (30) calendar days, provide a response to the Settling State(s), explaining its position, in detail, as to whether the Settling State(s) is entitled to more favorable overall payment terms than those provided for in this Agreement.
c.In the event the Settling State(s) and Settling Distributor do not reach agreement as to the application of Section XIV.E.1, the

Settling State(s) may petition the National Arbitration Panel to seek a ruling from the Panel as to the applicability of Section XIV.E.1, provided that the Settling State(s) may seek such review only if at least five (5) Settling States co-sign the petition. The Panel shall consider submissions and argument by the parties pursuant to the procedures set forth in Section VI.F.2.
d.The Settling State(s) and the Settling Distributor shall be bound by the determination of the National Arbitration Panel.
4.    This Section XIV.E does not apply to, and there is no ability of any Settling State to seek or obtain revision of this Agreement based on, any Non-Settling State agreement with any Settling Distributor that is entered into with: (a) a Non-Settling State after a date sixty (60) calendar days prior to the scheduled start date of a trial between any Settling Distributor and the Non-Settling State or any severed or bifurcated portion thereof, provided that, where, in order to complete a settlement, a Non-Settling State and a Settling Distributor jointly request an adjournment of the scheduled start date of a trial within sixty (60) days of that date, this exception will apply as if the trial date had not been adjourned; (b) a Non-Settling State that previously litigated to judgment a case related to opioids against any manufacturer, distributor, or pharmacy; or (c) a Non-Settling State that has obtained any court order or judicial determination that grants judgment (in whole or in part) against any Settling Distributor. For avoidance of doubt, the National Arbitration Panel shall have no power to review agreements described in this paragraph.
5.    This Section XIV.E does not apply to, and there is no ability of any Settling State to seek or obtain revision of this Agreement based on, any agreement between a Settling Distributor and (a) federally-recognized tribe(s) or (b) West Virginia subdivisions or (c) Non-Participating Subdivisions. This Section XIV.E will not apply to any agreement entered into more than eighteen (18) months after the Reference Date.
F.    Tax Cooperation and Reporting.
1.Upon request by any Settling Distributor, the Settling States and Participating Subdivisions agree to perform such further acts and to execute and deliver such further documents as may be reasonably necessary for the Settling Distributors to establish the statements set forth in Section V.E.3 to the satisfaction of their tax advisors, their independent financial auditors, the Internal Revenue Service, or any other governmental authority, including as contemplated by Treasury Regulations Section 1.162-21(b)(3)(ii) and any subsequently proposed or finalized relevant regulations or administrative guidance.
2.Without limiting the generality of Section XIV.F.1, each Settling State and Participating Subdivision shall cooperate in good faith with any Settling Distributor with respect to any tax claim, dispute, investigation, audit, examination, contest, litigation, or other proceeding relating to this Agreement.
3.The Designated State, as defined in Section I.P as New York, on behalf of all Settling States and Participating Subdivisions, shall designate one of its officers or employees to act as the “appropriate official” within the meaning of Treasury Regulations Section 1.6050X-1(f)(1)(ii)(B) (the “Appropriate Official”). The Designated State shall direct and ensure that the Appropriate Official timely (a) files (i) at the time this Agreement becomes binding on the Parties, an IRS Form 1098-F in the form attached as Exhibit U, Exhibit V, and Exhibit W with respect to each of the Settling Distributors and (ii) any legally required returns or amended returns with any applicable governmental authority, or any returns requested by the respective Settling Distributors, and (b) provides to each of the Settling Distributors a copy of (i) the IRS Form 1098-F filed with respect to such Settling Distributor and (ii) any legally required written statement pursuant to any applicable law and any other document referred to in clause (a)(ii) above. Any such form, return, or statement shall be prepared and filed in a manner fully consistent with Section V.E.3.
4.The Settling States and Participating Subdivisions agree that any return, amended return, or written statement filed or provided pursuant to paragraph 3, and any similar document, shall be prepared and filed in a manner consistent with reporting each Settling Distributor’s portion of the Global Settlement Amount as the “Total amount to be paid” pursuant to this Agreement in Box 1 of IRS Form 1098-F and each Settling Distributor’s portion of the Compensatory Restitution Amount as “Restitution/remediation amount” in Box 2 of IRS Form 1098-F, as reflected in the attached Exhibit U, Exhibit V, and Exhibit W. If the Designated State or Appropriate Official shall be required to file any return, amended return, or written statement contemplated by this Section XIV.F other than an IRS Form 1098-F in the form attached as Exhibit U, Exhibit V, and Exhibit W, the Designated State shall direct and ensure that the Appropriate Official provides to each Settling Distributor a draft of such return, amended return, or written statement in respect of such Settling Distributor no later than sixty (60) calendar days prior to the due date thereof and shall accept and reflect any reasonable comments of such Settling Distributor on the return, amended return, or written statement in respect of such Settling Distributor.
5.For the avoidance of doubt, neither the Settling Distributors nor the Settling States and Participating Subdivisions make any warranty or representation to any Settling State, Participating Subdivision, or Releasor as to the tax consequences of the payment of the Compensatory Restitution Amount (or any portion thereof).
G.    No Third-Party Beneficiaries. Except as expressly provided in this Agreement, no portion of this Agreement shall provide any rights to, or be enforceable by, any person or entity that is not a Settling State or Released Entity. No Settling State may assign or otherwise convey any right to enforce any provision of this Agreement.
H.    Calculation. Any figure or percentage referred to in this Agreement shall be carried to seven decimal places.
I.    Construction. None of the Parties and no Participating Subdivision shall be considered to be the drafter of this Agreement or of any of its provisions for the purpose of any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter of this Agreement. The headings of the provisions of this Agreement are not binding and are for reference only and do not limit, expand, or otherwise affect the contents or meaning of this Agreement.
J.    Cooperation. Each Party and each Participating Subdivision agrees to use its best efforts and to cooperate with the other Parties and Participating Subdivisions to cause this Agreement and the Consent Judgments to become effective, to obtain all necessary approvals, consents and authorizations, if any, and to execute all documents and to take such other action as may be appropriate in connection herewith. Consistent with the foregoing, each Party and each Participating Subdivision agrees that it will not directly or indirectly assist or encourage any challenge to this Agreement or any Consent Judgment by any other person, and will support the integrity and enforcement of the terms of this Agreement and the Consent Judgments.
K.    Entire Agreement. This Agreement, including its exhibits and any other attachments, embodies the entire agreement and understanding between and among the Parties and Participating Subdivisions relating to the subject matter hereof and supersedes (1) all prior agreements and understandings relating to such subject matter, whether written or oral and (2) all purportedly contemporaneous oral agreements and understandings relating to such subject matter.
L.    Execution. This Agreement may be executed in counterparts and by different signatories on separate counterparts, each of which shall be deemed an original, but all of which shall together be one and the same Agreement. One or more counterparts of this Agreement may be delivered by facsimile or electronic transmission with the intent that it or they shall constitute an original counterpart hereof. One or more counterparts of this Agreement may be signed by electronic signature.
M.    Good Faith and Voluntary Entry. Each Party warrants and represents that it negotiated the terms of this Agreement in good faith. Each of the Parties and Participating Subdivisions warrants and represents that it freely and voluntarily entered into this Agreement without any degree of duress or compulsion. The Parties and Participating Subdivisions state that no promise of any kind or nature whatsoever (other than the written terms of this Agreement) was made to them to induce them to enter into this Agreement.
N.    Legal Obligations. Nothing in this Agreement shall be construed as relieving any Settling Distributor of the obligation to comply with all state and federal laws, regulations or rules, nor shall any of the provisions herein be deemed to be permission to engage in any acts or practices prohibited by such laws, regulations, or rules. Except with respect to the Injunctive Relief Terms, in the event of a conflict between this Agreement and any requirement or requirements of federal, state, or local laws, such that a Settling Distributor cannot comply with this Agreement without violating such a requirement or requirements, the Settling Distributor shall document such conflicts and notify the Attorney(s) General of the relevant Settling State(s) that it intends to comply with the requirement or requirements to the extent necessary to eliminate the conflict. With respect to the Injunctive Relief Terms, in the event of such a conflict, the procedures set forth in Section III.X of the Injunctive Relief Terms will be followed.
O.    No Prevailing Party. The Parties and Participating Subdivisions each agree that they are not the prevailing party in this action, for purposes of any claim for fees, costs, or expenses as prevailing parties arising under common law or under the terms of any statute, because the Parties and Participating Subdivisions have reached a good faith settlement. The Parties and Participating Subdivisions each further waive any right to challenge or contest the validity of this Agreement on any ground, including, without limitation, that any term is unconstitutional or is preempted by, or in conflict with, any current or future law. Nothing in the previous sentence shall modify, or be construed to conflict with, Section XIV.M.
P.    Non-Admissibility. The settlement negotiations resulting in this Agreement have been undertaken by the Parties and by certain representatives of the Participating Subdivisions in good faith and for settlement purposes only, and no evidence of negotiations or discussions underlying this Agreement shall be offered or received in evidence in any action or proceeding for any purpose. This Agreement shall not be offered or received in evidence in any action or proceeding for any purpose other than in an action or proceeding arising under or relating to this Agreement.
Q.    Notices. All notices or other communications under this Agreement shall be in writing (including, but not limited to, electronic communications) and shall be given to the recipients indicated below:
For the Attorney(s) General:
Ashley Moody,
Attorney General
State of Florida
The Capitol,
PL-01
Tallahassee, FL 32399

Josh Stein, Attorney General
North Carolina Department of Justice
Attn: Daniel Mosteller
PO Box 629
Raleigh, NC 27602
Dmosteller@ncdoj.gov

For the Plaintiffs’ Executive Committee:
Paul F. Farrell
Farrell Law

P.O. Box 1180
Huntington, WV 25714-1180

Jayne Conroy
Simmons Hanly Conroy LLC
112 Madison Avenue, 7th Floor
New York, NY 10016-7416
JConroy@simmonsfirm.com

Joseph F. Rice
Motley Rice LLC
28 Bridgeside Blvd.
Mount Pleasant, SC 29464
jrice@motleyrice.com

Peter Mougey
Levin Papantonio Rafferty
316 South Baylen St.
Pensacola, FL 32502
pmougey@levinlaw.com

Paul J. Geller
Robbins Feller Rudman & Dowd LLP
120 East Palmetto Park Road
Boca Raton, FL 33432
PGeller@rgrdlaw.com

For Settling Distributors:
Copy to AmerisourceBergen Corporation’s attorneys at:
Attn: Michael T. Reynolds
Cravath, Swaine & Moore
825 Eighth Avenue
New York, NY 10019
mreynolds@cravath.com

Copy to Cardinal Health, Inc.’s attorneys at:
Attn: Jeffrey M. Wintner, Esq.
Attn: Elaine P. Golin, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
JMWintner@wlrk.com
EPGolin@wlrk.com
Attn: JB Kelly, Esq.
Cozen O’Connor
1200 19th ST NW
Washington DC 20036
jbkelly@cozen.com

Copy to McKesson Corporation’s attorneys at:
Attn: Thomas J. Perrelli
Jenner & Block LLP
1099 New York Ave., NW, Suite 900
Washington, D.C. 20001
tperrelli@jenner.com

Any Party or the Plaintiffs’ Executive Committee may change or add the contact information of the persons designated to receive notice on its behalf by notice given (effective upon the giving of such notice) as provided in this Section XIV.P.
R.    No Waiver. The waiver of any rights conferred hereunder shall be effective only if made by written instrument executed by the waiving Party or Parties. The waiver by any Party of any breach of this Agreement shall not be deemed to be or construed as a waiver of any other breach, whether prior, subsequent, or contemporaneous, nor shall such waiver be deemed to be or construed as a waiver by any other Party.
S.    Preservation of Privilege. Nothing contained in this Agreement or any Consent Judgment, and no act required to be performed pursuant to this Agreement or any Consent Judgment, is intended to constitute, cause, or effect any waiver (in whole or in part) of any attorney-client privilege, work product protection, or common interest/joint defense privilege, and each Party and Participating Subdivision agrees that it shall not make or cause to be made in any forum any assertion to the contrary.
T.    Successors.
1.This Agreement shall be binding upon, and inure to the benefit of, the Settling Distributors and their respective successors and assigns.
2.A Settling Distributor shall not, in one (1) transaction or a series of related transactions, sell or transfer U.S. assets having a fair market value equal to twenty-five percent (25%) or more of the consolidated assets of such Settling Distributor (other than sales or transfers of inventories, or sales or transfers to an entity owned directly or indirectly by such Settling Distributor) where the sale or transfer is announced after the Reference Date, is not for fair consideration, and would foreseeably and unreasonably jeopardize such Settling Distributor’s ability to make the payments under this Agreement that are due on or before the third Payment Date following the close of a sale or transfer transaction, unless the Settling Distributor obtains the acquiror’s agreement that it will be either a guarantor of or successor to the percentage of that Settling Distributor’s remaining Payment Obligations under this Agreement equal to the percentage of the Settling Distributor’s consolidated assets being sold or transferred in such transaction. Percentages under this section shall be determined in accordance with United States generally accepted accounting principles and as of the date of the Settling Distributor’s most recent publicly filed consolidated balance sheet prior to the date of entry into the sale or transfer agreement at issue. This Section XIV.T shall be enforceable solely by the Enforcement Committee, and any objection under this Section XIV.T not raised within twenty (20) calendar days of the announcement of the relevant transaction is waived. Any dispute under this Section XIV.T shall be a National Dispute as described in Section VI.F.2 and must be raised exclusively with the National Arbitration Panel as described therein within twenty (20) calendar days of the announcement, and the sole remedy shall be an order enjoining the transaction.
3.A Settling Distributor shall not, in one (1) transaction or a series of related transactions, sell or transfer (other than sales or transfers to an entity owned directly or indirectly by such Settling Distributor) more than twenty-five percent (25%) of the distribution centers within its Full-Line Wholesale Pharmaceutical Distribution Business (as that term is defined in the Injunctive Relief Terms) where the sale or transfer is announced after the Reference Date, unless the Settling Distributor obtains the acquiror’s agreement that it will be bound by the Injunctive Relief Terms.
U.    Modification, Amendment, Alteration. After the Reference Date, any modification, amendment, or alteration of this Agreement by the Parties shall be binding only if evidenced in writing signed by the Settling Distributor to which the modification, amendment, or alteration applies, if the change applies to less than all Settling Distributors, along with the signatures of at least thirty-seven of those then serving Attorneys General of the Settling States along with a representation from each Attorney General that either: (1) the advisory committee or similar entity established or recognized by that Settling State (either pursuant to Section V.E.2.d, by a State-Subdivision Agreement, or by statute) voted in favor of the modification, amendment or alteration of this Agreement including at least one member appointed by the Participating Subdivisions listed on Exhibit G; or (2) in States without any advisory committee, that 50.1% (by population) of the Participating Subdivisions listed on Exhibit G expressed approval of the modification, amendment, or alteration of this Agreement in a writing.
V.    Termination.
1.Unless otherwise agreed to by each of the Settling Distributors and the Settling State in question, this Agreement and all of its terms (except Section XIV.P and any other non-admissibility provisions, which shall continue in full force and effect) shall be canceled and terminated with respect to the Settling State, and the Agreement and all orders issued by the courts in the Settling State pursuant to the Agreement shall become null and void and of no effect if one or more of the following conditions applies:
a.a Consent Judgment approving this Agreement without modification of any of the Agreement’s terms has not been entered as to the Settling State by a court of competent jurisdiction on or before one hundred eighty (180) calendar days after the Effective Date;

b.this Agreement or the Consent Judgment as to that Settling State has been disapproved by a court of competent jurisdiction to which it was presented for approval and/or entry (or, in the event of an appeal from or review of a decision of such a court to approve this Agreement and the Consent Judgment, by the court hearing such appeal or conducting such review), and the time to appeal from such disapproval has expired, or, in the event of an appeal from such disapproval, the appeal has been dismissed or the disapproval has been affirmed by the court of last resort to which such appeal has been taken and such dismissal or disapproval has become no longer subject to further appeal (including, without limitation, review by the United States Supreme Court); or
2.     If this Agreement is terminated with respect to a Settling State for whatever reason pursuant to Section XIV.V.1, then:
a.an applicable statute of limitation or any similar time requirement (excluding any statute of repose) shall be tolled from the date the Settling State signed this Agreement until the later of the time permitted by applicable law or for one year from the date of such termination, with the effect that the Settling Distributors and the Settling State in question shall be in the same position with respect to the statute of limitation as they were at the time the Settling State filed its action; and
b.the Settling Distributors and the Settling State in question shall jointly move the relevant court of competent jurisdiction for an order reinstating the actions and claims dismissed pursuant to the terms of this Agreement governing dismissal, with the effect that the Settling Distributors and the Settling State in question shall be in the same position with respect to those actions and claims as they were at the time the action or claim was stayed or dismissed.
3.     Unless each of the Settling Distributors and the Enforcement Committee agrees otherwise, this Agreement, with the exception of the Injunctive Relief Terms that have their own provisions on duration, shall terminate as to all Parties as of the Payment Date for Payment Year 18, provided that all Settling Distributors that as of that date are not Bankrupt Settling Distributors have performed their Payment obligations under the Agreement as of that date. If fewer than all Settling Distributors that as of that date are not Bankrupt Settling Distributors have performed their Payment obligations under the Agreement as of that date, then the Agreement shall terminate as of that date as to any Settling Distributor that has performed its Payment obligations under the Agreement and the Agreement (a) shall terminate as to each of the remaining Settling Distributors that as of that date is not a Bankrupt Settling Distributor at such time as each performs its Payment obligations under the Agreement and (b) shall terminate as to all Parties at such time as all Settling Distributors that are not Bankrupt Settling Distributors have performed their Payment obligations under the Agreement. Notwithstanding any other provision in this Section XIV.V.3 or in this

Agreement, all releases under this Agreement will remain effective despite any termination under this Section XIV.V.3.
W.    Governing Law. Except (1) as otherwise provided in this Agreement or (2) as necessary, in the sole judgment of the National Arbitration Panel, to promote uniformity of interpretation for matters within the scope of the National Arbitration Panel’s authority, this Agreement shall be governed by and interpreted in accordance with the respective laws of the Settling State, without regard to the conflict of law rules of such Settling State, that is seeking to enforce the Agreement against Settling Distributor(s) or against which Settling Distributor(s) are seeking enforcement. Notwithstanding any other provision in this subsection on governing law, any disputes relating to the Settlement Fund Escrow shall be governed by and interpreted in accordance with the law of the state where the escrow agent has its primary place of business.
X.    Bankruptcy. The following provisions shall apply if a Settling Distributor enters Bankruptcy (a Settling Distributor which does so and takes the actions, or is otherwise subjected to the actions, referred to in (i) and/or (ii) herein being referred to as a “Bankrupt Settling Distributor”) and (i) the Bankrupt Settling Distributor’s bankruptcy estate recovers, pursuant to 11 U.S.C. § 550, any payments made under this Agreement, or (ii) this Agreement is deemed executory and is rejected by such Settling Distributor pursuant to 11 U.S.C. § 365:
1.In the event that both a number of Settling States equal to at least seventy-five percent (75%) of the total number of Settling States and Settling States having aggregate Overall Allocation Percentages as set forth on Exhibit F equal to at least seventy-five percent (75%) of the total aggregate Overall Allocation Percentages assigned to all Settling States deem (by written notice to the Settling Distributors other than the Bankrupt Settling Distributor) that the financial obligations of this Agreement have been terminated and rendered null and void as to such Bankrupt Settling Distributor (except as provided in Section XIV.X.1.a) due to a material breach by such Bankrupt Settling Distributor, whereupon, with respect to all Settling States:
a.all agreements, all concessions, all reductions of Releasing Parties' Claims, and all releases and covenants not to sue, contained in this Agreement shall immediately and automatically be deemed null and void as to such Bankrupt Settling Distributor; the Settling States shall be deemed immediately and automatically restored to the same position they were in immediately prior to their entry into this Settlement Agreement in respect to such Bankrupt Settling Distributor and the Settling States shall have the right to assert any and all claims against such Bankrupt Settling Distributor in the Bankruptcy or otherwise, subject to any automatic stay, without regard to any limits or agreements as to the amount of the settlement otherwise provided in this Agreement; provided, however, that notwithstanding the foregoing sentence, (i) all reductions of Releasing Parties' Claims, and all releases and covenants not to sue, contained in this Agreement shall remain in full force and effect as to all persons or entities other than the Bankrupt Settling Distributor itself; and (ii) in the event a Settling State asserts any Released Claim against a Bankrupt Settling Distributor after the rejection and/or termination of this Agreement with respect to such Settling Distributor as described in this Section XIV.X.1.a and receives a judgment, settlement or distribution arising from such Released Claim, then the amount of any payments such Settling State has previously received from such Bankrupt Settling Distributor under this Agreement shall be applied to reduce the amount of any such judgment, settlement or distribution (provided that no credit shall be given against any such judgment, settlement or distribution for any payment that such Settling State is required to disgorge or repay to the Bankrupt Settling Distributor’s bankruptcy estate); and
b.the Settling States may exercise all rights provided under the federal Bankruptcy Code (or other applicable bankruptcy or non-bankruptcy law) with respect to their Claims against such Bankrupt Settling Distributor subject to all defenses and rights of the Bankrupt Settling Distributor.